                                                                    EXHIBIT 99.1

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

MERGER

     On May 29, 1997, CVS Corporation ("CVS"), formerly known as Melville Corporation ("Melville") completed a merger with Revco D.S., Inc. ("Revco"), hereafter collectively referred to as the Company, by exchanging approximately
60.3 million shares of its common stock for all of the outstanding common stock of Revco (the "Merger"). Each outstanding share of Revco common stock was exchanged for .8842 shares of CVS common stock. In addition, outstanding Revco employee stock options were converted at the same exchange ratio into options to purchase approximately 3.3 million shares of CVS common stock.

     The Merger, which constituted a tax-free reorganization, has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Accounting for Business Combinations." Accordingly, all prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Revco as if it had always been part of CVS.

     Pursuant to an agreement with the Federal Trade Commission, the Company is required to divest 120 Revco stores, primarily in the Richmond, Virginia area. At June 30, 1997, 114 stores had been divested.

     Prior to the Merger, Revco's fiscal year ended on the Saturday closest to May 31. In recording the business combination, Revco's consolidated financial statements for the fiscal years ended June 1, 1996 and June 3, 1995 have been restated to a year ended December 31, to conform with CVS' fiscal year-end. As permitted by the rules and regulations of the Securities and Exchange Commission, Revco's fiscal year ended June 3, 1995 has been combined with CVS' fiscal year ended December 31, 1994. As a result, the consolidated statements of shareholders' equity include an adjustment in 1994 to reduce the Company's combined retained earnings for the net earnings of Revco for the five months ended June 3, 1995. Revco's unaudited results of operations for the five months ended June 3, 1995 included net sales of $2.0 billion and earnings from continuing operations of $44 million.

     Revco's cost of sales and inventories have been restated from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method in order to conform the accounting method for the combined inventories. The impact of the restatement was to increase income from continuing operations by $13.5 million in 1996, $11.9 million in 1995 and $9.9 million in 1994.

     There were no material transactions between CVS and Revco prior to the Merger. Certain reclassifications have been made to the Revco financial statements to conform to CVS' presentations.

     Following is a summary of the results of operations for the separate companies and the combined amounts presented in the consolidated financial statements:

                                                        1996          1995         1994
                                                      ---------     --------     --------
                                                                 (IN MILLIONS)
        Net sales:
          CVS.......................................  $ 5,528.1     $4,865.0     $4,330.1
          Revco.....................................    5,416.7      4,898.4      4,431.9
                                                      ---------     --------     --------
                                                      $10,944.8     $9,763.4     $8,762.0
                                                      =========     ========     ========
        Earnings (loss) from continuing operations
          before extraordinary item:
          CVS.......................................  $   239.6     $  (26.5)    $   90.3
          Revco.....................................      101.2         84.3         71.0
                                                      ---------     --------     --------
                                                      $   340.8     $   57.8     $  161.3
                                                      =========     ========     ========

     In accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)," the Company recorded a charge to operating expenses of $411.7 million in the second quarter of 1997 for direct and other merger-related costs pertaining to the merger transaction and certain restructuring programs. Following is a summary of the significant components of the charge:

                                                                       (IN MILLIONS)
            Merger transaction costs.................................     $  35.0
            Restructuring costs:
              Employee severance.....................................        89.8
              Exit costs.............................................       286.9
                                                                           ------
                                                                          $ 411.7
                                                                           ======

     Merger transaction costs primarily include fees for investment bankers, attorneys, accountants, financial printing and other related charges. Restructuring activities primarily relate to the consolidation of administrative functions. These actions will result in the reduction of approximately 1,000 employees, primarily in Revco's Twinsburg, Ohio Headquarters, and will include the consolidation and closure of certain facilities. Exit costs primarily relate to activities such as the cancellation of lease agreements, closing of stores and the write-down of unutilized fixed assets.

     Asset write-offs included in the above charge totaled $53.7 million. The balance of the pre-tax charge, $358.0 million, will require cash outlays, primarily in 1997 and 1998.

     The Company also recorded a charge to cost of goods sold of approximately $75 million in the second quarter of 1997 to reflect markdowns on non-compatible merchandise.

STRATEGIC RESTRUCTURING PROGRAM

THE 1995 PLAN

     On October 24, 1995 (the "1995 Measurement Date"), the Board of Directors of CVS approved a comprehensive restructuring plan that was the product of a strategic review initiated in 1994. The restructuring plan included, among other things, (i) the continued operation of CVS (which includes CVS, and initially the Linens 'n Things and Bob's divisions), (ii) the disposal of the Marshalls, Kay-Bee Toys, Wilsons and This End Up divisions (collectively, the "Dispositions"), (iii) the spin-off of Footstar, Inc. ("Footstar"), which includes the Meldisco, Footaction and Thom McAn divisions, and (iv) the elimination of certain corporate overhead costs (the "Cost Reduction Program").

     In connection with the approval of the 1995 Plan, the Company recorded a pre-tax charge of $872.0 million in the fourth quarter of 1995 (the "1995 Charge") and discontinued the footwear segment in accordance with Accounting Principles Board("APB") Opinion No. 30, "Reporting the Results of
Operations -- Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." As a result of the 1996 Plan discussed below, the apparel segment and toys and home furnishings segment were also discontinued. Accordingly, the portion of the 1995 Charge that pertains to these segments, $711.4 million, is reflected as a component of discontinued operations, and the remainder, $160.6 million, is included in continuing operations. The amount recorded in continuing operations primarily includes costs associated with (i) exiting certain geographic markets,
(ii) closing duplicate warehouse facilities and (iii) closing Melville's Corporate Headquarters. These costs primarily include asset write-offs, closed store and warehouse lease liabilities and employee severance. Management determined the amount of (i) asset write-offs by comparing the carrying value of the assets to be disposed of to the anticipated proceeds, (ii) closed store and warehouse lease liabilities by calculating the present value of the future minimum lease payments and (iii) employee severance based on an employee's compensation and years of service with the Company. The Company applied the provisions of EITF 94-3 to determine the appropriate accounting treatment for these charges.

     Asset write-offs included in the 1995 Charge totaled $659.7 million. The balance of the charge, $212.3 million, will require cash outlays of which $85.7 million had been incurred as of December 31, 1996. The remaining cash outlays are expected to be incurred primarily in 1997.

     In connection with various components of the 1995 Plan, positions for approximately 1,200 store employees and 400 administrative employees have been eliminated.

     At December 31, 1996, the 1995 Plan had been completed without significant changes to the Board approved plan. As a result, the Company expects that earnings from continuing operations before income taxes will improve by approximately $38 million on an annual basis (projected 1997 versus 1995) primarily due to the elimination of certain corporate overhead costs.

THE 1996 PLAN

     On May 29, 1996 (the "1996 Measurement Date"), the Board of Directors approved further refinements to the restructuring plan. The refinements included
(i) a formal plan to separate the Linens 'n Things and Bob's divisions from CVS and (ii) a formal plan to convert 80 to 100 of Thom McAn's stores to the Footaction store format and to exit the Thom McAn business by mid-1997.

     In connection with the approval of the 1996 Plan, the Company recorded, as a component of discontinued operations, a pre-tax charge of $235.0 million during the second quarter of 1996 (the "1996 Charge"), substantially all of which related to asset write-offs that will not require net cash outlays. As a result of adopting the plan to separate the Linens 'n Things and Bob's divisions from CVS, the apparel and toys and home furnishings segments were discontinued in accordance with APB Opinion No. 30.

     The Company expects that the 1996 Plan will be completed during 1997 without significant changes to the Board approved plan.

     The asset write-offs of $659.7 million and $235.0 million included in the 1995 Charge and 1996 Charge, respectively, primarily relate to the write-down of the operating divisions to be disposed of to estimated fair value. The significant judgment included in the above write-offs relates to the estimation of fair value for each division. These estimates were prepared by independent third parties.

THE DISPOSALS

     On November 17, 1995, the Company completed the sale of the Marshalls division to The TJX Companies, Inc. for total proceeds of approximately $600 million.

     On May 4, 1996, the Company completed the sale of the Kay-Bee Toys division to Consolidated Stores Corporation for total proceeds of approximately $285.7 million.

     On May 25, 1996, the Company completed the sale of the Wilsons division to an investor group led by Wilsons' management for total proceeds of approximately $69.7 million.

     On May 31, 1996, the Company completed the sale of the This End Up division to an investor group for approximately $18.2 million.

     On October 12, 1996, the Company completed the spin-off of Footstar by distributing 100% of the shares of Footstar common stock held by CVS to its shareholders of record as of the close of business on October 2, 1996 (the "Footstar Distribution"). See Note 23 to the consolidated financial statements for further information about the Footstar Distribution.

     On December 2, 1996, the Company completed the initial public offering of 67.5% of Linens 'n Things, Inc. (the "Linens IPO") for net proceeds of approximately $189.4 million. In June 1997, the Company sold its remaining investment in Linens 'n Things for total proceeds of approximately $147.4 million, which resulted in a pre-tax gain of approximately $65 million. This gain will be reflected in discontinued operations in 1997. In connection with recording this gain, the Company recorded a pre-tax charge of approximately $35 million in discontinued operations to finalize certain liabilities accrued for in the 1996 Charge.

     The gain and losses that resulted from the above disposals are reflected in the "Discontinued Operations" section of the Consolidated Statements of Operations. The 1996 Charge includes approximately $47 million related to finalizing certain disposals accrued for in the 1995 Charge. The Company has no continuing involvement with the divested operations.

OTHER EVENTS

     On October 16, 1996, the Company's trading symbol on the New York Stock Exchange was changed to "CVS" from "MES."

     On November 20, 1996 the Company officially changed its name to CVS Corporation from Melville Corporation.

     See Note 3 to the consolidated financial statements for further information about the Company's strategic restructuring program.

ACQUISITION OF BIG B, INC.

     On October 27, 1996, the Company and Big B, Inc. ("Big B"), a retail drugstore chain formerly headquartered in Bessemer, Alabama operating approximately 400 drugstores in five southern states, signed a definitive merger agreement whereby the Company would acquire all of the outstanding shares of Big B at a price of $17.25 per share in cash. On November 15, 1996, the Company announced that it completed its cash tender offer for Big B's common stock (the "Offer"), resulting in the Company owning approximately 85% of the Big B common stock. On December 23, 1996, the Company completed a step acquisition in which all remaining Big B shareholders received the same cash price paid in the Offer. The aggregate transaction value, including the assumption of $49.3 million of Big B debt, was $423.2 million.

     The acquisition of Big B was accounted for as a purchase under APB Opinion No. 16 using an effective date of November 16, 1996. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of $240 million, which is being amortized on a straight-line basis over 40 years. Big B's results of operations have been consolidated with the Company's results of operations beginning November 16, 1996.

RESULTS OF OPERATIONS

     As a result of the Company's strategic restructuring plan, the results of operations of the former footwear segment, apparel segment and toys and home furnishings segment have been classified as discontinued operations in the accompanying consolidated statements of operations for all periods presented. The following management discussion, therefore, focuses primarily on continuing operations.

     NET SALES increased 12.1% to $10.9 billion in 1996, compared to an increase of 11.4% in 1995. The increase in net sales resulted from strong performances in both the front store (which increased $417.8 million or 8.5% from 1995 to 1996, compared to an increase of $386.3 million or 8.6% from 1994 to 1995) and pharmacy (which increased $763.6 million or 15.7% from 1995 to 1996, compared to an increase of $615.1 million or 14.5% from 1994 to 1995).

     The growth in front stores sales was primarily driven by increases in greeting cards, film and photofinishing, upscale beauty and cosmetics, convenience foods, private label products and seasonal merchandise. Growth in pharmacy sales was primarily driven by: (i) increased penetration into managed care markets, (ii) the purchase of prescription files from independent pharmacies and (iii) favorable trends, including an aging American population, greater demand for retail formats that provide easy access and convenience, discovery of new drug therapies and a need for cost-effective healthcare solutions.

     GROSS MARGIN as a percentage of net sales was 27.89% in 1996, compared to 28.13% in 1995 and 28.53% in 1994. The 24 basis point decrease as a percentage of net sales in 1996 was primarily due to expected increases in lower gross margin third party prescription sales and increases in pharmacy sales as a percentage of total sales (collectively, the "Pharmacy Trends"). This was partially offset by sales increases in the following higher gross margin categories: greeting cards, film and photofinishing, upscale beauty and cosmetics, convenience foods, private label products and seasonal merchandise. The 40 basis point decrease in gross margin as a percentage of net sales in 1995 is primarily due to the Pharmacy Trends.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES were 21.10% of net sales in 1996, compared to 22.33% in 1995 and 22.48% in 1994. When comparing 1996 to 1995, it is important to note that $49.4 million of non-recurring operating charges were recorded in the fourth quarter of 1995. These charges primarily included initial start-up costs or asset write-offs associated with the Company
(i) changing its policy from capitalizing internally developed software costs to expensing the costs as incurred, (ii) outsourcing certain technology functions and (iii) retaining certain employees at Melville's Corporate Headquarters until their respective job functions were transitioned to CVS. Excluding the effect of these charges, comparable selling, general and administrative expenses were 21.82% of net sales in 1995. The comparable 72 and 66 basis point improvements in 1996 and 1995, respectively, were primarily due to (i) the benefit derived from sales in our existing store base growing at a faster rate than operating costs, (ii) the Cost Reduction Program, which included closing Melville's Corporate Headquarters and (iii) the benefits derived from key technology investments such as our RX 2000 Pharmacy System, Interactive Voice Response System for prescription refills, Pharmacy Data Warehouse, Point-of-Sale System, Retail Data Warehouse and Field Management System. These systems have collectively allowed the Company to reduce the labor costs associated with filling prescriptions, managing third party healthcare plans, managing promotional events and scheduling employees.

     DEPRECIATION AND AMORTIZATION EXPENSE as a percentage of net sales was 1.73% in 1996, compared to 1.75% in 1995 and 1.76% in 1994. The two basis point improvement in 1996 was primarily due to the write-off of certain corporate assets in 1995 as part of the Company's strategic restructuring plan.

     OPERATING PROFIT for 1996 increased to $540.8 million from $230.7 million in 1995. When comparing 1996 to 1995, it is important to note that $165.6 million of restructuring and asset impairment charges and $49.4 million of non-recurring operating charges included in selling, general and administrative expenses were recorded in 1995 and $12.8 million of expenses incurred in connection with the failed merger attempt between Rite-Aid Corporation and Revco were recorded in 1996 (collectively, the "Special Charges"). Excluding the effect of the Special Charges, comparable operating profit increased 24.2% in 1996.

     COMPARABLE OPERATING PROFIT as a percentage of net sales was 5.06% in 1996, compared to 4.57% in 1995 and 4.29% in 1994. The 49 basis point improvement in operating profit as a percentage of net sales in 1996 was primarily due to (i) leveraging sales growth, (ii) the benefits derived from key technology investments, (iii) controlling ongoing fixed costs and (iv) the Cost Reduction Program. The 28 basis point improvement in 1995 was primarily due to controlling ongoing fixed costs.

     GAIN ON SALE OF SECURITIES -- During 1996, the Company completed the sale of 1.75 million shares of The TJX Companies, Inc. Series D and Series E preferred stock (the "TJX Securities") for $296.4 million (the "TJX Preferred Sales"). These transactions resulted in a pre-tax gain of $121.4 million (the "TJX Gain"). The Company originally received the TJX Securities as a portion of the proceeds from the sale of the Marshalls division.

     DIVIDEND INCOME -- During 1996, the Company recognized dividend income of approximately $5.6 million on the TJX Securities.

     INTEREST EXPENSE totaled $83.2 million in 1996, compared to $114.9 million in 1995 and $89.3 million in 1994. The decrease in interest expense in 1996 was primarily due to a reduction in average daily short-term borrowings and long-term debt (prior to the Company's acquisition of Big B), offset partially by higher average daily short-term borrowing rates. The decrease in average daily short-term borrowings in 1996 was primarily due to the favorable impact of
(i) the Dispositions, (ii) the Linens IPO, (iii) the TJX Preferred Sales and
(iv) cash provided by continuing operations. The $25.6 million increase in interest expense in 1995 was primarily due to an increase in average daily short-term borrowings that resulted largely from operating losses and disappointing cash flow results at certain former divisions.

     INTEREST INCOME totaled $7.5 million in 1996, compared to $.4 million in 1995 and $3.4 million in 1994. The increase in interest income in 1996 was primarily due to interest earned on notes receivable that were received as a portion of the proceeds from certain of the Dispositions and to an increase in available cash that resulted from (i) the Dispositions, (ii) the Linens IPO, (iii) the TJX Preferred Sales and (iv) cash provided by continuing operations. The decrease in interest income in 1995 was primarily due to a decrease in available cash that resulted from operating losses and disappointing cash flow results at certain former divisions.

     INCOME TAXES -- The Company's effective income tax rate for continuing operations was 42.4% in 1996, compared to 50.3% in 1995 and 44.4% in 1994. The decrease in the tax rate for 1996 was primarily the result of the reduced impact of non-deductible goodwill amortization over a higher earnings base.

     EARNINGS FROM CONTINUING OPERATIONS BEFORE EXTRAORDINARY ITEM increased to $340.8 million in 1996 from $57.8 million in 1995. Excluding the TJX Gain and the failed merger expenses in 1996, earnings from continuing operations were $275.5 million, or $1.57 per share. Excluding the Special Charges in 1995, earnings from continuing operations were $184.7 million, or $1.02 per share. In 1994, earnings from continuing operations were $161.3 million, or $.88 per share.

     DISCONTINUED OPERATIONS consists of (i) (loss) earnings from operations, net of income tax benefit (provision), which represents the earnings or loss for a segment from the date of the earliest period presented to the respective segment's measurement date, and (ii) estimated loss on disposal, net of income tax benefit, which represents the estimated loss on disposal plus the segment's operating income or loss during the phase-out period. The phase-out period is defined as the period from the segment's measurement date to the date of disposal. The estimated loss on disposal was based on the difference between the carrying value of the segment affected and the estimated proceeds the Company expects to realize upon disposition. The estimated proceeds were the result of analyses prepared by independent third parties.

     NET EARNINGS including (i) continuing operations which includes the TJX Gain and expenses related to the failed merger and (ii) discontinued operations which includes an after-tax restructuring charge of $148.0 million, or $.89 per share, were $176.6 million, or $.98 per share in 1996. This compares to a net loss of $572.8 million, or $3.59 per share in 1995 and net earnings of $375.7 million, or $2.20 per share in 1994.

     As of June 30, 1997, the Company operated 3,924 stores in 24 states and the District of Columbia.

LIQUIDITY & CAPITAL RESOURCES

     The following discussion regarding liquidity and capital resources should be read in conjunction with the Company's consolidated balance sheets as of December 31, 1996 and 1995, and the related consolidated statements of operations and cash flows for each of the years in the three year period ended December 31, 1996.

     The Company has three primary sources of liquidity: (i) cash provided by operations, (ii) commercial paper and (iii) bank loan participation notes. At December 31, 1996, the Company's commercial paper program was supported by a $320 million unsecured revolving credit facility (the "$320 Million Facility"). In connection with the Merger, the Company replaced its $320 Million Facility with a $670 million, five year unsecured revolving credit facility and obtained a $330 million, 364 day unsecured revolving line of credit due May 29, 1998 (collectively the "Credit Facilities"). The Company can also obtain short-term financing through the issuance of bank loan participation notes.

     The Credit Facilities contain customary financial and operating covenants. Management believes that the restrictions contained in these covenants do not materially affect the Company's financial flexibility.

     The Company issues commercial paper to finance, in part, its seasonal inventory requirements and capital expenditures. Borrowing levels throughout the year are typically higher than those reflected in the Company's year-end balance sheet. Management believes that the Company's cash on hand and cash provided by operations, together with its ability to secure short-term financing through commercial paper and bank loan participation notes, will be sufficient to cover its working capital, capital expenditure and debt service requirements.

     In connection with the Merger, on May 30, 1997, the Company repaid $600 million of bank debt outstanding under its Revco Bank Facility which was subsequently terminated (the "Bank Facility Repay-ment"). On June 30, 1997, the Company redeemed $144.9 million aggregate principal amount of its 10.125% Senior Notes (the "Debt Redemption") at 105% of the principal amount thereof plus accrued interest. In addition, on June 25, 1997, the Company commenced an offer (the "Debt Tender Offer") to purchase for cash $140.0 million aggregate principal amount of its 9.125% Senior Notes. The Debt Tender Offer expired on July 2, 1997 and $118.8 million aggregate principal amount of the 9.125% Senior Notes were repurchased at an average price of 104.72% principal amount plus accrued interest. The Company expects to redeem the remaining 9.125% Senior Notes outstanding on January 15, 1998, the first redemption date, at 103% of principal plus accrued interest. The Bank Facility Repayment, Debt Redemption and Debt Tender Offer were financed with cash on hand and borrowings through the Company's commercial paper program.

     CASH AND CASH EQUIVALENTS increased $326.6 million to $471.8 million in 1996 primarily due to the favorable impact of (i) the Dispositions, (ii) the Linens IPO, (iii) the TJX Preferred Sales, (iv) the Revised Dividend, and (v) cash provided by continuing operations. The cash flow benefit derived from these sources was offset partially by the settlement of certain obligations that were established as part of the Company's strategic restructuring plan and by certain contributions made in connection with the Footstar Distribution and the Linens IPO. Cash and cash equivalents did not change materially in 1995 from 1994.

     NET CASH PROVIDED BY OPERATING ACTIVITIES increased $3.1 million to $463.1 million in 1996. The change from 1995 to 1996 was not material. Net cash provided by operating activities decreased $51.5 million to $460.0 million from 1994 to 1995 primarily due to the timing of the sale of the Marshalls division and operating losses and disappointing cash flow results at certain former divisions.

     NET CASH PROVIDED BY INVESTING ACTIVITIES increased $164.9 million to $54.8 million in 1996 primarily due to (i) the Dispositions, other than the sale of the Marshalls division, (ii) the Linens IPO, and (iii) the TJX Preferred Sales. Net cash used in investing activities decreased $677.3 million from 1994 to 1995 primarily due to the proceeds received from the sale of the Marshalls division.

     NET CASH USED IN FINANCING ACTIVITIES decreased $134.3 million to $191.3 million in 1996 primarily due to (i) the Revised Dividend, (ii) a reduction of the amount of cash used to reduce notes payable and (iii) the proceeds received from the exercise of stock options. The favorable impact of these changes was offset partially by a decrease in book overdrafts. Net cash used in financing activities increased $616.9 million to $325.6 million from 1994 to 1995 primarily due to (i) the proceeds received from stock rights offering and (ii) the proceeds received from issuance of long-term debt in 1994.

     During 1997, the Company sold the note receivable that was received as a portion of the proceeds from the sale of the Kay-Bee Toys division for its approximate carrying value. As discussed above, in June 1997, the Company sold its remaining investment in Linens 'n Things. Inc. for total proceeds of approximately $147.4 million.

     In connection with the Company's acquisition of Hook-SupeRx, Inc. ("HSI") in July 1994 and Big B in December 1996, both of which were accounted for under the purchase method of accounting, the Company recorded goodwill of $385.0 million and $240.0 million, respectively, representing the excess of the purchase price of HSI and Big B over the net identifiable assets and liabilities acquired. The goodwill recorded in these acquisitions is being amortized on a straight-line basis over 40 years. At December 31, 1996, the unamortized portion of goodwill attributable to HSI and Big B, as well as to other acquisitions accounted for under the purchase method of accounting, totaled $721.7 million.

     Although goodwill amortization has no impact on the Company's cash flows, the impact on annual earnings is an after-tax expense of approximately $19 million which is included in depreciation and amortization.

     The Company evaluates goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In completing its evaluation, the Company compares estimated future cash flows to the carrying amount of goodwill. If the carrying amount of goodwill exceeds the expected future cash flows, the Company considers the goodwill to be impaired and records an impairment loss. Based on the Company's analysis of future cash flows, management believes that goodwill is not presently impaired.

CERTAIN TAX MATTERS

     As of May 31, 1996 (the date of the latest filed tax returns for Revco), the Company had federal net operating loss carryforwards of approximately $234 million expiring in the years 2003 through 2009.

     Substantially all of Revco's NOLs are attributable to the time period prior to Revco's emergence from Chapter 11. As discussed in Note 2 to the consolidated financial statements, under Fresh Start Reporting, the benefits realized from these NOLs should reduce Reorganization Goodwill. Accordingly, the tax benefit of such NOLs utilized during the three years ended December 31, 1996 (approximately $15.3 million, $18.8 million and $17.0 million for 1996, 1995 and 1994, respectively), have not been included in the computation of the Company's income tax provision, but instead have been reflected as reductions of Reorganization Goodwill. When realized, the tax benefit of the remaining NOL carryforward at May 31, 1996, will also reduce Goodwill.

REVISED DIVIDEND

     On January 10, 1996, the Board of Directors approved a reduction in the Company's quarterly dividend from $.38 per share to $.11 per share (the "Revised Dividend"). Management believes that the Revised Dividend is consistent with chain-drug industry practice and the Company's anticipated capital requirements.

CAPITAL EXPENDITURES

     Capital expenditures were $297.5 million, $528.9 million and $559.8 million in 1996, 1995 and 1994, respectively. These expenditures were primarily for (i) new stores, (ii) improvements to existing stores, (iii) store equipment, (iv) information systems and (v) distribution and office facilities. The lower capital expenditure level in 1996 was primarily due to the Dispositions.

ACCOUNTING CHANGES

     The Company plans to adopt Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" during the fourth quarter of 1997. SFAS No. 128 was issued in February 1997 and is effective for periods ending after December 15, 1997. This standard requires the dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. It also requires a reconciliation of the computation between basic and diluted earnings per share. Earlier adoption of this statement is not permitted for comparability reasons. The Company does not expect basic earnings per share to be materially different from primary earnings per share.

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." While SFAS No. 123 established financial accounting and reporting standards for stock based employee compensation plans using a fair value method of accounting, it allows companies to continue to measure compensation using the intrinsic value method of accounting prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company will continue to use its present APB No. 25 accounting treatment for stock-based compensation. See Note 15 to the consolidated financial statements for further information about SFAS No. 123.

     Effective October 1, 1995, the Company early adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and recorded a pre-tax asset impairment charge of $110.4 million ($5.0 million of which pertained to continuing operations) in connection with the write-down of certain fixed and intangible assets.

     During the fourth quarter of 1995, the Company changed its policy from capitalizing internally developed software costs to expensing the costs as incurred and recorded a charge of $74.5 million ($37.8 million of which pertained to continuing operations). The effect of the change in accounting principle has been treated as a change in accounting principle that is inseparable from the effect of the change in accounting estimate. As a result, the entire amount has been treated as a change in accounting estimate. The effect of this charge was to reduce net earnings by $45.8 million, or $.28 per common share in 1995.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

     This Form 8-K contains and incorporates by reference certain forward-looking statements that are subject to risks and uncertainties. Forward-looking statements include the information concerning future results of operations of CVS after completion of the merger with Revco; the information concerning CVS' ability to continue to achieve significant sales growth; the information concerning CVS' ability to continue to reduce selling, general and administrative expenses as a percentage of net sales; as well as those preceded by, followed by or that otherwise include the words: "believes," "expects," "anticipates," "intends," "estimates" or other similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this Annual Report (including in the notes to the consolidated financial statements included herein) and in our Annual Report on Form 10-K for the year ended December 31, 1996, could affect the future results of CVS and could cause those results to differ materially from those expressed in our forward-looking statements: materially adverse changes in economic conditions generally or in the markets served by CVS; material changes in inflation; future regulatory and legislative actions affecting the chain-drug industry; competition from other drugstore chains, from alternative distribution channels such as supermarkets, membership clubs, other retailers and mail order companies; and from other third party plans; and the continued efforts of health maintenance organizations, managed care organizations, patient benefit management companies and other third party payors to reduce prescription drug costs. The forward-looking statements referred to above are also subject to uncertainties and assumptions relating to the operations and results of operations of CVS, including: risks relating to CVS' ability to combine the businesses of CVS and Revco and maintain current operating performance levels during the integration period and the challenges inherent in diverting CVS' management focus and resources from other strategic opportunities and from operational matters for an extended period of time during the integration process; CVS' ability to continue to secure suitable new store locations on favorable lease terms, relationship with suppliers, CVS' ability to continue to purchase inventory on favorable terms; and CVS' ability to attract, hire and retain suitable pharmacists and management personnel.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
CVS Corporation:

     We have audited the accompanying supplemental consolidated balance sheets of CVS Corporation as of December 31, 1996 and 1995, and the related supplemental consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1996. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Revco D.S., Inc., a wholly-owned subsidiary, which statements reflect total assets constituting 51.5 percent and 52.1 percent and total revenues constituting 49.5 percent, 50.2 percent and 50.6 percent in 1996, 1995 and 1994, respectively, of the related consolidated totals (for continuing operations). Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Revco D.S., Inc., is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger of CVS Corporation and Revco D.S., Inc. on May 29, 1997, which has been accounted for as a pooling-of-interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of CVS Corporation after financial statements covering the date of the consummation of the business combination are issued.

     In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of CVS Corporation as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

/s/ KPMG PEAT MARWICK LLP
--------------------------------------
KPMG Peat Marwick LLP

Providence, Rhode Island
July 16, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF REVCO D.S., INC.:

We have audited the accompanying consolidated balance sheets of Revco D.S., Inc. and Subsidiaries (collectively the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements and schedule referred to below (not presented separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements (not presented separately herein) referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule accompanying these consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP
---------------------------------------------------------
Arthur Andersen LLP

Cleveland, Ohio,
July 15, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF REVCO D.S., INC.:

We have audited the accompanying consolidated statements of income, changes in stockholders' equity and cash flows of Revco D.S., Inc. and Subsidiaries (collectively the "Company") for the fiscal year ended June 3, 1995. These consolidated financial statements and schedule referred to below (not presented separately herein) are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements (not presented separately herein) referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the fiscal year ended June 3, 1995 in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule accompanying these consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP
---------------------------------------------------------
Arthur Andersen LLP

Cleveland, Ohio,
July 27, 1997.

                                CVS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEARS ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1996          1995         1994
                                                              ---------     --------     --------
                                                                (IN MILLIONS, EXCEPT PER SHARE
                                                                           AMOUNTS)
Net sales...................................................  $10,944.8     $9,763.4     $8,762.0
Cost of goods sold, buying and warehousing costs............    7,892.7      7,016.5      6,262.0
                                                              ---------     --------     --------
  Gross margin..............................................    3,052.1      2,746.9      2,500.0
Selling, general and administrative expenses................    2,309.7      2,180.3      1,969.6
Depreciation and amortization...............................      188.8        170.4        154.1
Restructuring, asset impairment and other non-recurring
  charges...................................................       12.8        165.5           --
                                                              ---------     --------     --------
          Total operating expenses..........................    2,511.3      2,516.2      2,123.7
                                                              ---------     --------     --------
Operating profit............................................      540.8        230.7        376.3
Gain on sale of securities..................................      121.4           --           --
Dividend income.............................................        5.6           --           --
Interest expense, net.......................................      (75.7)      (114.5)       (85.9)
                                                              ---------     --------     --------
          Other income (expense), net.......................       51.3       (114.5)       (85.9)
                                                              ---------     --------     --------
Earnings from continuing operations before income taxes and
  extraordinary item........................................      592.1        116.2        290.4
Income tax provision........................................     (251.3)       (58.4)      (129.1)
                                                              ---------     --------     --------
Earnings from continuing operations before extraordinary
  item......................................................      340.8         57.8        161.3
Discontinued operations:
  (Loss) earnings from operations, net of income tax benefit
     (provision) of $31.0, $171.4 and $(156.0) in 1996, 1995
     and 1994, respectively and minority interest of $51.9
     in 1994................................................      (54.8)      (607.4)       217.2
  Estimated loss on disposal, net of income tax benefit of
     $56.2 and $9.9 and minority interest of $22.2 and $38.4
     in 1996 and 1995, respectively.........................     (109.4)       (23.2)          --
                                                              ---------     --------     --------
  (Loss) earnings from discontinued operations..............     (164.2)      (630.6)       217.2
                                                              ---------     --------     --------
Earnings (loss) before extraordinary item...................      176.6       (572.8)       378.5
Extraordinary item, loss related to early retirement of
  debt, net of income tax benefit of $2.4...................         --           --         (2.8)
                                                              ---------     --------     --------
Net earnings (loss).........................................      176.6       (572.8)       375.7
Preferred dividends, net....................................      (14.5)       (17.0)       (17.0)
                                                              ---------     --------     --------
Net earnings (loss) available to common shareholders........  $   162.1     $ (589.8)    $  358.7
                                                              =========     ========     ========
PER COMMON SHARE:
  Earnings from continuing operations before extraordinary
     item...................................................  $    1.96     $    .25     $    .88
  (Loss) earnings from discontinued operations..............       (.98)       (3.84)        1.34
  Extraordinary item, loss related to early retirement of
     debt, net..............................................         --           --         (.02)
                                                              ---------     --------     --------
  Net earnings (loss).......................................  $     .98     $  (3.59)    $   2.20
                                                              =========     ========     ========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING..................      166.7        164.4        163.1
                                                              =========     ========     ========
DIVIDENDS PER COMMON SHARE..................................  $     .44     $   1.52     $   1.52
                                                              =========     ========     ========

          See accompanying notes to consolidated financial statements.

                                CVS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                          ---------------------
                                                                            1996         1995
                                                                          --------     --------
                                                                              (IN MILLIONS)
ASSETS:
  Cash and cash equivalents.............................................  $  471.8     $  145.2
  Investments...........................................................     181.4        176.9
  Accounts receivable, net..............................................     350.7        446.6
  Inventories...........................................................   2,328.2      2,802.9
  Other current assets..................................................     196.8        307.2
                                                                           -------      -------
          TOTAL CURRENT ASSETS..........................................   3,528.9      3,878.8
  Property and equipment, net...........................................   1,024.5      1,488.0
  Deferred charges and other assets.....................................     223.8        174.1
  Goodwill, net.........................................................     721.7        567.0
  Reorganization value in excess of amounts allocable
     to identifiable assets, net........................................     194.8        227.7
                                                                           -------      -------
          TOTAL ASSETS..................................................  $5,693.7     $6,335.6
                                                                           =======      =======
LIABILITIES:
  Accounts payable......................................................  $1,046.3     $1,113.8
  Accrued expenses......................................................   1,007.1      1,367.5
  Notes payable.........................................................        --         52.0
  Federal income taxes..................................................      24.5         12.6
  Other current liabilities.............................................      44.9         15.2
                                                                           -------      -------
          TOTAL CURRENT LIABILITIES.....................................   2,122.8      2,561.1
  Long-term debt........................................................   1,184.3      1,027.6
  Deferred income taxes.................................................      49.4         28.3
  Other long-term liabilities...........................................     140.8        230.7
  Minority interest in subsidiaries.....................................        --         93.8
  Redeemable preferred stock............................................        --          1.3
SHAREHOLDERS' EQUITY:
  Preference stock......................................................     298.6        334.9
  Common stock..........................................................       1.7        170.8
  Treasury stock........................................................    (273.1)      (304.6)
  Guaranteed ESOP obligation............................................    (292.1)      (309.7)
  Capital surplus.......................................................     875.9        668.2
  Retained earnings.....................................................   1,587.8      1,833.0
  Other.................................................................      (2.4)          .2
                                                                           -------      -------
          TOTAL SHAREHOLDERS' EQUITY....................................   2,196.4      2,392.8
                                                                           -------      -------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY....................  $5,693.7     $6,335.6
                                                                           =======      =======

          See accompanying notes to consolidated financial statements.

                                CVS CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------------------
                                                              SHARES                        DOLLARS
                                                       ---------------------     ------------------------------
                                                       1996    1995    1994        1996       1995       1994
                                                       -----   -----   -----     --------   --------   --------
                                                                            (IN MILLIONS)
PREFERENCE STOCK:
  Beginning of year..................................    6.3     6.4     6.5     $  334.9   $  340.9   $  347.3
  Conversion to common stock.........................    (.7)    (.1)    (.1)       (36.3)      (6.0)      (6.4)
                                                       -----   -----   -----      -------    -------    -------
  End of year........................................    5.6     6.3     6.4        298.6      334.9      340.9
                                                       =====   =====   =====      =======    =======    =======
COMMON STOCK:
  Beginning of year..................................  170.8   170.3   156.0        170.8      170.3      156.0
  Stock options exercised and awards under stock
    plans............................................    1.7      .4      .3          1.7         .4         .3
  Rights Offering....................................     --      --    13.7           --         --       13.7
  Effect of change in Revco's year end...............     --      --     (.4)          --         --        (.4)
  Effect of change in par value......................     --      --      --       (170.5)        --         --
  Other issuances of common stock, net...............    (.3)     .1      .7          (.3)        .1         .7
                                                       -----   -----   -----      -------    -------    -------
  End of year........................................  172.2   170.8   170.3          1.7      170.8      170.3
                                                       =====   =====   =====      =======    =======    =======
TREASURY STOCK:
  Beginning of year..................................   (6.5)   (5.8)   (5.9)      (304.6)    (283.8)    (289.7)
  Repurchase of common stock.........................     --     (.8)     --           --      (26.3)        --
  Conversion of preference stock.....................     .7      .1      .1         31.6        5.5        5.9
  Other..............................................     --      --      --          (.1)        --         --
                                                       -----   -----   -----      -------    -------    -------
  End of year........................................   (5.8)   (6.5)   (5.8)      (273.1)    (304.6)    (283.8)
                                                       =====   =====   =====      =======    =======    =======
GUARANTEED ESOP OBLIGATION:
  Beginning of year..................................                              (309.7)    (328.1)    (328.6)
  Reduction of guaranteed ESOP obligation............                                17.6       18.4         .5
                                                                                  -------    -------    -------
  End of year........................................                              (292.1)    (309.7)    (328.1)
                                                                                  =======    =======    =======
CAPITAL SURPLUS:
  Beginning of year..................................                               668.2      656.5      444.3
  Conversion of preference stock.....................                                 4.7         .5         .5
  Stock options exercised and awards under stock
    plans............................................                                41.9        8.3        6.9
  Rights Offering....................................                                  --         --      200.0
  Effect of change in Revco's year end...............                                  --         --       (7.0)
  Effect of change in par value......................                               170.5         --         --
  Other, net.........................................                                (9.4)       2.9       11.8
                                                                                  -------    -------    -------
  End of year........................................                               875.9      668.2      656.5
                                                                                  =======    =======    =======
RETAINED EARNINGS:
  Beginning of year..................................                             1,833.0    2,582.7    2,428.5
  Net earnings (loss)................................                               176.6     (572.8)     375.7
  Dividends:
    Preference stock, net............................                               (14.4)     (16.9)     (16.9)
    Redeemable preferred stock.......................                                 (.1)       (.1)       (.1)
    Common stock.....................................                               (46.5)    (159.9)    (160.4)
    Footstar Distribution............................                              (360.8)        --         --
  Effect of change in Revco's year end...............                                  --         --      (44.1)
                                                                                  -------    -------    -------
  End of year........................................                             1,587.8    1,833.0    2,582.7
                                                                                  =======    =======    =======
OTHER:
  Beginning of year..................................                                  .2       (1.4)        --
  Cumulative translation adjustment..................                                 (.2)       1.6       (1.4)
  Unrealized loss on investments, net................                                (2.4)        --         --
                                                                                  -------    -------    -------
  End of year........................................                                (2.4)        .2       (1.4)
                                                                                  =======    =======    =======
TOTAL SHAREHOLDERS' EQUITY...........................                            $2,196.4   $2,392.8   $3,137.1
                                                                                  =======    =======    =======

          See accompanying notes to consolidated financial statements.

                                CVS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
                                                                         (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).........................................  $ 176.6     $(572.8)    $ 375.7
  Adjustments required to reconcile net earnings (loss) to net cash provided by operating activities:
     Restructuring and asset impairment charges...............    235.0       982.4          --
     Depreciation and amortization............................    246.2       327.7       296.7
     Gain on sale of securities...............................   (121.4)         --          --
     Minority interest in net earnings........................     22.2        38.4        51.9
     Income from unconsolidated subsidiary....................     (4.5)         --          --
     Deferred income taxes and other non-cash items...........    115.1       (89.7)       46.0
     Net operating loss carryforwards utilized................     15.3        18.8        17.0
     Extraordinary item, loss on early retirement of debt.....       --          --         2.8
  Change in assets and liabilities, excluding acquisitions and dispositions:
     Decrease (increase) in accounts receivable, net..........      4.6       (59.0)      (45.3)
     (Increase) in inventories................................   (233.6)     (349.7)     (517.3)
     (Increase) in prepaid expenses, deferred charges and
       other assets...........................................    (93.5)      (32.9)      (44.9)
     Increase in accounts payable.............................    337.9       205.5       129.1
     (Decrease) increase in accrued expenses..................   (219.9)       54.6        99.7
     (Decrease) increase in Federal income taxes payable and
       other liabilities......................................    (16.9)      (63.3)      100.1
                                                                 ------      ------      ------
NET CASH PROVIDED BY OPERATING ACTIVITIES.....................    463.1       460.0       511.5
                                                                 ======      ======      ======
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.........................   (297.5)     (528.9)     (559.8)
  Proceeds from sale of divisions and other property and
     equipment................................................    240.4       423.6        86.9
  Proceeds from initial public offering of Linens 'n Things,
     Inc......................................................    189.4          --          --
  Proceeds from sale of securities............................    296.4          --          --
  Proceeds from store divestiture program.....................       --          --       128.8
  Acquisitions, net of cash...................................   (373.9)       (4.8)     (346.0)
  Acquisition reserve payments................................       --          --       (97.3)
                                                                 ------      ------      ------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES...........     54.8      (110.1)     (787.4)
                                                                 ======      ======      ======
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid or payable...................................   (132.3)     (240.0)     (225.5)
  (Reductions in) additions to notes payable..................    (52.0)     (148.0)      110.0
  (Decrease) increase in book overdrafts......................   (158.2)       74.8        59.1
  Repurchase of common stock..................................    (11.2)      (39.1)         --
  Borrowings (payments) of long-term debt.....................    131.4        21.6      (432.3)
  Proceeds from issuance of long-term debt....................       --          --       582.4
  Reductions of long-term debt and obligations under capital
     leases...................................................    (13.3)      (10.5)       (4.4)
  Proceeds from exercise of stock options and other issuances
     of stock.................................................     45.6        14.0        10.5
  Proceeds for stock rights offering..........................       --          --       217.0
  Payment of debt and stock issuance costs....................       --          --       (14.4)
  Other.......................................................     (1.3)        1.6       (11.1)
                                                                 ------      ------      ------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES...........   (191.3)     (325.6)      291.3
                                                                 ======      ======      ======
Net increase in cash and cash equivalents.....................    326.6        24.3        15.4
Cash and cash equivalents at beginning of year................    145.2       120.9       105.4
                                                                 ------      ------      ------
CASH AND CASH EQUIVALENTS AT END OF YEAR......................  $ 471.8     $ 145.2     $ 120.8
                                                                 ======      ======      ======

          See accompanying notes to consolidated financial statements.

                                CVS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  MERGER

     On May 29, 1997, CVS Corporation ("CVS"), formerly known as Melville Corporation ("Melville") completed a merger with Revco D.S., Inc. ("Revco"), hereafter collectively referred to as the Company, by exchanging approximately
60.3 million shares of its common stock for all of the outstanding common stock of Revco (the "Merger"). Each outstanding share of Revco common stock was exchanged for .8842 shares of CVS common stock. In addition, outstanding Revco employee stock options were converted at the same exchange ratio into options to purchase approximately 3.3 million shares of CVS common stock.

     The Merger, which constituted a tax-free reorganization, has been accounted for as a pooling-of-interests under Accounting Principles Board ("APB") Opinion No. 16, "Accounting for Business Combinations." Accordingly, all prior period financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Revco as if it had always been part of CVS.

     Pursuant to an agreement with the Federal Trade Commission, the Company is required to divest 120 Revco stores, primarily in the Richmond, Virginia area. At June 30, 1997, 114 stores had been divested.

     Prior to the Merger, Revco's fiscal year ended on the Saturday closest to May 31. In recording the business combination, Revco's consolidated financial statements for the fiscal years ended June 1, 1996 and June 3, 1995 have been restated to a year ended December 31, to conform with CVS' fiscal year-end. As permitted by the rules and regulations of the Securities and Exchange Commission, Revco's fiscal year ended June 3, 1995 has been combined with CVS' fiscal year ended December 31, 1994. As a result, the consolidated statements of shareholders' equity include an adjustment in 1994 to reduce the Company's combined retained earnings for the net earnings of Revco for the five months ended June 3, 1995. Revco's unaudited results of operations for the five months ended June 3, 1995 included net sales of $2.0 billion and earnings from continuing operations of $44 million.

     Revco's cost of sales and inventories have been restated from the last-in, first-out ("LIFO") method to the first-in, first-out ("FIFO") method in order to conform the accounting method for the combined inventories. The impact of the restatement was to increase income from continuing operations by $13.5 million in 1996, $11.9 million in 1995 and $9.9 million in 1994.

     There were no material transactions between CVS and Revco prior to the Merger. Certain reclassifications have been made to the Revco financial statements to conform to CVS' presentations.

     Following is a summary of the results of operations for the separate companies and the combined amounts presented in the consolidated financial statements:

                                                            1996          1995         1994
                                                          ---------     --------     --------
                                                                     (IN MILLIONS)
    Net sales:
      CVS...............................................  $ 5,528.1     $4,865.0     $4,330.1
      Revco.............................................    5,416.7      4,898.4      4,431.9
                                                          ---------     --------     --------
                                                          $10,944.8     $9,763.4     $8,762.0
                                                          =========     ========     ========
    Earnings (loss) from continuing operations
      before extraordinary item:
      CVS...............................................  $   239.6     $  (26.5)    $   90.3
      Revco.............................................      101.2         84.3         71.0
                                                          ---------     --------     --------
                                                          $   340.8     $   57.8     $  161.3
                                                          =========     ========     ========

     In accordance with Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs

                                CVS CORPORATION

Incurred in a Restructuring)," the Company recorded a charge to operating expenses of $411.7 million in the second quarter of 1997 for direct and other merger-related costs pertaining to the merger transaction and certain restructuring programs. Following is a summary of the significant components of the charge:

                                                                           (IN MILLIONS)
        Merger transaction costs.........................................     $  35.0
        Restructuring costs:
          Employee severance.............................................        89.8
          Exit costs.....................................................       286.9
                                                                               ------
                                                                              $ 411.7
                                                                               ======

     Merger transaction costs primarily include fees for investment bankers, attorneys, accountants, financial printing and other related charges. Restructuring activities primarily relate to the consolidation of administrative functions. These actions will result in the reduction of approximately 1,000 employees, primarily in Revco's Twinsburg, Ohio Headquarters, and will include the consolidation and closure of certain facilities. Exit costs primarily relate to activities such as the cancellation of lease agreements, closing of stores and the write-down of unutilized fixed assets.

     Asset write-offs included in the above charge totaled $53.7 million. The balance of the pre-tax charge, $358.0 million, will require cash outlays, primarily in 1997 and 1998.

     The Company also recorded a charge to cost of goods sold of approximately $75 million in the second quarter of 1997 to reflect markdowns on non-compatible merchandise.

2.  SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS -- At June 30, 1997, the Company operates as a single business segment, 3,924 retail drugstores in 24 Northeast, Mid-Atlantic, Southeast and Midwest states and the District of Columbia. CVS offers customers convenience, selection, and superior customer service as well as comprehensive prescription and pharmacy services.

     BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

     As a result of the Company's strategic restructuring program, the results of operations of the former (i) footwear segment (which includes the Meldisco, Footaction and Thom McAn divisions), (ii) apparel segment (which includes the Marshalls, Wilsons, and Bob's divisions) and (iii) toys and home furnishings segment (which includes the Kay-Bee Toys, This End Up and Linens 'n Things divisions) have been classified as discontinued operations in the accompanying consolidated statements of operations for all periods presented.

     At December 31, 1996, the Company continued to own 32.5% of its former wholly-owned subsidiary Linens 'n Things, Inc. This investment was accounted for using the equity method and was classified as a current asset in the accompanying December 31, 1996 consolidated balance sheet.

     See Note 3 for further information about the Company's strategic restructuring program and Note 6 for further information about the Company's investment in Linens 'n Things, Inc.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- Cash and cash equivalents, which consist of cash and temporary investments with maturities of three months or less when purchased, are stated at cost which approximates market.

                                CVS CORPORATION

     INVENTORIES -- Inventories are stated at the lower of cost or market using the FIFO method.

     PROPERTY AND EQUIPMENT -- Depreciation of property and equipment is computed on a straight-line basis, generally over the estimated useful lives of the assets or, when applicable, the life of the lease, whichever is shorter. Estimated useful lives generally range from 10 to 40 years for buildings and improvements, 3 to 10 years for fixtures and equipment, and 3 to 10 years for leasehold improvements.

     IMPAIRMENT OF LONG-LIVED ASSETS -- An impairment loss is recognized whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company primarily groups and evaluates assets at an individual store level, which is the lowest level at which independent cash flows can be identified. When evaluating assets for potential impairment, the Company considers historical performance and, in addition, estimates future results. If the carrying amount of the related assets exceed the expected future cash flows, the Company considers the assets to be impaired and records an impairment loss.

     DEFERRED CHARGES AND OTHER ASSETS -- Deferred charges, consisting primarily of beneficial leasehold costs, are amortized on a straight-line basis, generally over the remaining life of the leasehold acquired or 15 years, whichever is shorter. Other assets primarily include notes receivable that were received as a portion of the proceeds from the sale of certain former divisions and deferred financing fees.

     GOODWILL -- Goodwill is the excess of the cost of net assets acquired in purchase business combinations over their fair value. It is amortized on a straight-line basis generally over periods of forty years. Accumulated amortization was $46.3 million at December 31, 1996 and $41.8 million at December 31, 1995. The Company evaluates goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In completing its evaluation, the Company compares estimated future cash flows to the carrying amount of goodwill. If the carrying amount of goodwill exceeds the expected future cash flows, the Company considers the goodwill to be impaired and records an impairment loss.

     REORGANIZATION VALUE IN EXCESS OF AMOUNTS ALLOCABLE TO IDENTIFIABLE
ASSETS -- In June 1992, Revco and certain of its subsidiaries which filed petitions for relief, emerged from Chapter 11 of the United States Bankruptcy Code ("Chapter 11") pursuant to a confirmed plan of reorganization. At this time, the Company implemented the recommended accounting principles for entities emerging from Chapter 11 ("Fresh Start Reporting") set forth in the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." Revco's reorganization value in excess of amounts allocable to identifiable assets ("Reorganization Goodwill") is being amortized on a straight-line basis over 20 years. This amortization is a non-deductible expense for tax purposes.

     Revco has net operating loss carryforwards ("NOLs") available to offset future federal and state taxable income. These NOLs are attributable to the time period prior to Revco's emergence from Chapter 11. Under Fresh Start Reporting, any benefits realized from the utilization of these NOLs should reduce Reorganization Goodwill. Following is a reconciliation of the original Reorganization Goodwill recorded by Revco upon emergence from Chapter 11 to the net amount reflected in the 1996 and 1995 consolidated balance sheets:

                                                                          1996       1995
                                                                         ------     ------
                                                                           (IN MILLIONS)
    Original balance recorded..........................................  $352.1     $352.1
    Accumulated amortization...........................................   (80.6)     (63.0)
    Cumulative NOLs utilized...........................................   (76.7)     (61.4)
                                                                         ------     ------
                                                                         $194.8     $227.7
                                                                         ======     ======

     FINANCIAL INSTRUMENTS -- The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these instruments, the Company's carrying value approximates fair value.

                                CVS CORPORATION

     MAINTENANCE AND REPAIRS -- Maintenance and repair costs are charged directly to expense as incurred. Major renewals or replacements that substantially extend the useful life of an asset are capitalized and depreciated.

     STORE OPENING AND CLOSING COSTS -- New store opening costs are charged directly to expense as incurred. In the event a store closes before its lease expires, the remaining lease obligation is provided for in the year of closing.

     ADVERTISING COSTS -- External costs incurred to produce media advertising are charged to expense when the advertising takes place.

     INCOME TAXES -- Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. The tax benefit for dividends on unallocated shares of Series One ESOP Convertible Preference Stock (the "ESOP Preference Stock") is recorded as a credit to retained earnings.

     POSTRETIREMENT BENEFITS -- The annual cost of postretirement benefits is funded in the period incurred and the cost is recognized over an employee's term of service with the Company. The Company also provides certain health and life insurance benefits for certain retired employees who met eligibility requirements and were grandfathered under former benefit plans which have since been amended or terminated. The costs of these benefits have been fully accrued by the Company.

     EARNINGS PER COMMON SHARE -- Primary earnings per share is computed by dividing (i) net earnings, after deducting net dividends on redeemable preferred stock and ESOP Preference Stock ("Primary Earnings") by (ii) the weighted average number of common shares outstanding during the year assuming the exercise of stock options ("Primary Shares").

     Fully diluted earnings per share assumes that the ESOP Preference Stock is converted into common stock. Fully diluted earnings per share is computed by dividing (i) Primary Earnings, after accounting for the difference between the current dividends on the ESOP Preference Stock and the common stock and after making adjustments for certain non-discretionary expenses that are based on net earnings such as incentive bonuses and profit sharing by (ii) Primary Shares plus the number of additional common shares that would be issued upon the conversion of the ESOP Preference Stock. Fully diluted earnings per share presentation is not required on the face of the consolidated statements of operations due to the results of the materiality tests prescribed in APB Opinion No. 15, "Earnings Per Share."

     ACCOUNTING CHANGES -- The Company plans to adopt Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" during the fourth quarter of 1997. SFAS No. 128 was issued in February 1997 and is effective for periods ending after December 15, 1997. This standard requires the dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures. It also requires a reconciliation of the computation between basic and diluted earnings per share. Earlier adoption of this statement is not permitted for comparability reasons. The Company does not expect basic earnings per share to be materially different from primary earnings per share.

     Effective January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation." While SFAS No. 123 established financial accounting and reporting standards for stock-based employee compensation plans using a fair value method of accounting, it allows companies to continue to measure compensation using the intrinsic value method of accounting as prescribed in APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company will continue to use its present APB Opinion No. 25 accounting treatment for stock-based compensation. See Note 15 for further information about SFAS No. 123.

                                CVS CORPORATION

     Effective October 1, 1995, the Company early adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and recorded a pre-tax asset impairment charge of $110.4 million ($5.0 million of which pertained to continuing operations) in connection with the write-down of certain fixed and intangible assets. The above charge resulted when the Company began identifying and measuring impairment at a lower level under SFAS No. 121 than under its previous accounting policy. Under the Company's previous policy, each of the Company's operating division's long-lived assets were evaluated as a group for impairment at the division level if the division was either incurring operating losses or was expecting to incur operating losses in the future. Since the expected future cash flows measured at the division level were in excess of the carrying value of the related divisional assets, no previous impairment losses were recorded.

     During the fourth quarter of 1995, the Company changed its policy from capitalizing internally developed software costs to expensing the costs as incurred and recorded a charge of $74.5 million ($37.8 million of which pertained to continuing operations). The effect of the change in accounting principle has been treated as a change in accounting principle that is inseparable from the effect of the change in accounting estimate. As a result, the entire amount has been treated as a change in accounting estimate. The effect of this charge was to reduce net earnings by $45.8 million, or $.28 per common share in 1995.

3.  STRATEGIC RESTRUCTURING PROGRAM

THE 1995 PLAN

     On October 24, 1995 (the "1995 Measurement Date"), the Board of Directors approved a comprehensive restructuring plan that was the product of a strategic review initiated in 1994. The restructuring plan included, among other things,
(i) the continued operation of CVS (which includes CVS, and initially the Linens 'n Things and Bob's divisions), (ii) the disposal of the Marshalls, Kay-Bee Toys, Wilsons and This End Up divisions, (iii) the spin-off of Footstar, Inc. ("Footstar"), which includes the Meldisco, Footaction and Thom McAn divisions, and (iv) the elimination of certain corporate overhead costs.

     In connection with the approval of the 1995 Plan, the Company recorded a pre-tax charge of $872.0 million in the fourth quarter of 1995 (the "1995 Charge") and discontinued the footwear segment in accordance with APB Opinion No. 30, "Reporting the Results of Operations-Reporting the effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." As a result of the 1996 Plan discussed below, the apparel segment and toys and home furnishings segment were also discontinued. Accordingly, the portion of the 1995 Charge that pertains to these segments, $711.4 million, is reflected as a component of discontinued operations, and the remainder, $160.6 million, is included in continuing operations. The amount recorded in continuing operations primarily includes costs associated with (i) exiting certain geographic markets, (ii) closing duplicate warehouse facilities and (iii) closing Melville's Corporate Headquarters. These costs primarily include asset write-offs, closed store and warehouse lease liabilities and employee severance.

     Management determined the amount of (i) asset write-offs by comparing the carrying value of the assets to be disposed of to the anticipated proceeds, (ii) closed store and warehouse lease liabilities by calculating the present value of the future minimum lease payments and (iii) employee severance based on an employee's compensation level and years of service with the Company. The Company applied the provisions of EITF 94-3 to determine the appropriate accounting treatment for these charges.

     Asset write-offs included in the 1995 Charge totaled $659.7 million. The balance of the charge, $212.3 million, will require cash outlays of which $85.7 million, had been incurred as of December 31, 1996. The remaining cash outlays are expected to be incurred primarily in 1997.

     In connection with various components of the 1995 Plan, positions for approximately 1,200 store employees and 400 administrative employees have been eliminated.

                                CVS CORPORATION

     At December 31, 1996, the 1995 Plan had been completed without significant changes to the Board approved plan. As a result, the Company expects that earnings from continuing operations before income taxes will improve by approximately $38 million on an annual basis (projected 1997 versus 1995) primarily due to the elimination of certain corporate overhead costs.

THE 1996 PLAN

     On May 29, 1996, (the "1996 Measurement Date"), the Board of Directors approved further refinements to the restructuring plan. The refinements included
(i) a formal plan to separate the Linens 'n Things and Bob's divisions from CVS and (ii) a formal plan to convert 80 to 100 of Thom McAn's stores to the Footaction store format and to exit the Thom McAn business by mid-1997.

     In connection with the approval of the 1996 Plan, the Company recorded, as a component of discontinued operations, a pre-tax charge of $235.0 million during the second quarter of 1996 (the "1996 Charge") substantially all of which related to asset write-offs that will not require net cash outlays. As a result of adopting the plan to separate the Linens 'n Things and Bob's divisions from CVS, the apparel and toys and home furnishings segments were discontinued in accordance with APB Opinion No. 30.

     The Company expects that the 1996 Plan will be completed during 1997 without significant changes to the Board approved plan.

     The asset write-offs of $659.7 million and $235.0 million included in the 1995 Charge and 1996 Charge, respectively, primarily relate to the write-down of the operating divisions to be disposed of to estimated fair value. The significant judgment included in the above write-offs relates to the estimation of fair value for each division. These estimates were prepared by independent third parties.

THE DISPOSALS

     On November 17, 1995, the Company completed the sale of the Marshalls division to The TJX Companies, Inc. for total proceeds of approximately $600 million.

     On May 4, 1996, the Company completed the sale of the Kay-Bee Toys division to Consolidated Stores Corporation for total proceeds of approximately $285.7 million.

     On May 25, 1996, the Company completed the sale of the Wilsons division to an investor group led by Wilsons' management for total proceeds of approximately $69.7 million.

     On May 31, 1996, the Company completed the sale of the This End Up division to an investor group for approximately $18.2 million.

     On October 12, 1996, the Company completed the spin-off of Footstar by distributing 100% of the shares of Footstar common stock held by CVS to its shareholders of record as of the close of business on October 2, 1996 (the "Footstar Distribution"). See Note 23 for further information about the Footstar Distribution.

     On December 2, 1996, the Company completed the initial public offering of 67.5% of Linens 'n Things, Inc. (the "Linens IPO") for net proceeds of approximately $189.4 million. See Note 6 for further information about the Company's investment in Linens 'n Things, Inc.

     The gain and losses that resulted from the above disposals are reflected in the "Discontinued Operations" section of the consolidated statements of operations. The 1996 Charge includes approximately $47 million related to finalizing certain disposals accrued for in the 1995 Charge. The Company has no continuing involvement with the divested operations.

                                CVS CORPORATION

OTHER EVENTS

     On October 16, 1996, the Company's trading symbol on the New York Stock Exchange was changed to "CVS" from "MES."

     On November 20, 1996, the Company officially changed its name to CVS Corporation from Melville Corporation.

     Following is a summary of the significant components of the 1995 Charge and the 1996 Charge:

                                                              RESERVE               UTILIZED      RESERVE
                                       1995     UTILIZED    BALANCE AT     1996        IN       BALANCE AT
                                      CHARGE   IN 1995(1)   12/31/95(4)   CHARGE   1996(1)(2)(3) 12/31/96(4)(5)
                                      ------   ----------   -----------   ------   ----------   -----------
                                                                  (IN MILLIONS)
Loss on sale of divisions...........  $587.1     $382.2       $ 204.9     $134.7     $177.1       $ 162.5
Lease obligations and asset
  write-offs relating to store,
  office and warehouse closings.....   146.7       66.4          80.3        5.7       30.5          55.5
Contract termination costs and asset
  write-offs relating to outsourcing
  certain technology functions......    64.3       40.3          24.0         --       19.2           4.8
Severance and employee benefits.....    48.0         .2          47.8       10.6       23.3          35.1
Costs relating to the consolidation
  of the footwear divisions and exit
  from Thom McAn....................    20.0         .4          19.6       84.0      103.6            --
Other...............................     5.9        5.9            --         --         --            --
                                      ------     ------        ------     ------     ------        ------
                                      $872.0     $495.4       $ 376.6     $235.0     $353.7       $ 257.9
                                      ======     ======        ======     ======     ======        ======

---------------
(1) $6.1 million and $79.6 million of the amounts utilized in 1995 and 1996, respectively, required cash outlays.
(2) $80.0 million of the amount utilized in 1996 represents reserve balances that were retained by Footstar.
(3) $2.4 million of the amount utilized in 1996 represents reserve balances that were retained by Linen 'n Things, Inc.
(4) $36.8 million and $12.0 million of the balance at December 31, 1995 and 1996, respectively, is included in balance sheet classifications other than accrued expenses.
(5) The Company believes that the reserve balance at December 31, 1996 is adequate to cover the remaining costs associated with the strategic restructuring program.

                                CVS CORPORATION

4.  DISCONTINUED OPERATIONS

     Following is a summary of discontinued operations by reporting segment for the years ended December 31:

                                                         1996         1995         1994
                                                       --------     --------     --------
                                                                 (IN MILLIONS)
        Net sales:
          Footwear...................................  $1,391.1     $1,827.3     $1,839.9
          Apparel....................................     526.4      3,055.7      3,538.9
          Toys and Home Furnishings..................     900.3      1,768.4      1,576.7
                                                       --------     --------     --------
                                                       $2,817.8     $6,651.4     $6,955.5
                                                       ========     ========     ========
        Operating (loss) profit:(1)
          Footwear...................................  $  (12.4)    $   47.5     $  160.5
          Apparel....................................    (171.3)      (704.0)       161.1
          Toys and Home Furnishings..................     (49.7)      (115.9)        99.4
                                                       --------     --------     --------
                                                       $ (233.4)    $ (772.4)    $  421.0
                                                       ========     ========     ========

---------------
(1) Includes the effect of the 1995 Charge and the 1996 Charge.

     Following is a summary of the assets and liabilities of discontinued operations by reporting segment as of December 31:

                                                                    1996        1995
                                                                   ------     --------
                                                                      (IN MILLIONS)
        Assets:
          Footwear...............................................  $   --     $  650.5
          Apparel................................................   141.0        313.9
          Toys and Home Furnishings..............................      --        811.3
                                                                   ------     --------
                                                                   $141.0     $1,775.7
                                                                   ======     ========
        Liabilities:
          Footwear...............................................  $   --     $  347.6
          Apparel................................................    61.0        125.5
          Toys and Home Furnishings..............................      --        356.8
                                                                   ------     --------
                                                                   $ 61.0     $  829.9
                                                                   ======     ========

5.  ACQUISITIONS

BIG B, INC.

     On October 27, 1996, the Company and Big B, Inc. ("Big B"), a retail drugstore chain formerly headquartered in Bessemer, Alabama operating approximately 400 drugstores in five southern states, signed a definitive merger agreement whereby the Company would acquire all of the outstanding shares of Big B at a price of $17.25 per share in cash. On November 15, 1996, the Company announced that it completed its cash tender offer for Big B's common stock (the "Offer"), resulting in the Company owning approximately 85% of the Big B common stock. On December 23, 1996, the Company completed a step acquisition in which all remaining Big B shareholders received the same cash price paid in the Offer. The aggregate transaction value, including the assumption of $49.3 million of Big B debt, was $423.2 million.

                                CVS CORPORATION

     The acquisition of Big B was accounted for as a purchase under APB Opinion No. 16 using an effective date of November 16, 1996. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of $240 million, which is being amortized on a straight-line basis over 40 years. Big B's results of operations have been consolidated with the Company's results of operations beginning November 16, 1996.

HOOK-SUPERX, INC.

     On July 15, 1994, the Company completed the acquisition of Hook-SupeRx, Inc. ("HSI"), a retail drugstore chain formerly headquartered in Cincinnati, Ohio that operated approximately 1,100 drugstores (801 of which were retained by the Company) primarily in the Northeast and Midwest regions of the United States. The aggregate transaction value, including the assumption of $330.5 million of HSI debt, was $632.6 million.

     The acquisition of HSI was accounted for as a purchase under APB Opinion No. 16. The purchase price was allocated to assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. This resulted in an excess of purchase price over net assets acquired of $385 million, which is being amortized on a straight-line basis over 40 years. HSI's results of operations have been consolidated with the Company's results of operations beginning July 15, 1994.

     In conjunction with this acquisition, the Company charged severance and payroll costs associated with a program to divest or close approximately 300 stores, two distribution centers, and three administrative offices, as well as the cost of the discontinued activities of these operations during closing process, to the reserves recorded at the acquisition date.

6.  INVESTMENTS

     Investments consisted of the following at December 31:

                                                                  1996       1995
                                                                 ------     ------
                                                                   (IN MILLIONS)
            Note receivable....................................  $100.0     $   --
            Investment in Linens 'n Things, Inc................    83.2         --
            TJX preferred stock................................      --      175.0
            Other..............................................     2.0        1.9
                                                                 ------     ------
                                                                  185.2      176.9
            Unrealized loss on note receivable.................    (3.8)        --
                                                                 ------     ------
                                                                 $181.4     $176.9
                                                                 ======     ======

     The note receivable, which matures on May 4, 2000, was received as a portion of the proceeds from the sale of the Kay-Bee Toys division. At December 31, 1996, the fair market value of this investment was approximately $96.2 million, which represents the present value of the expected future cash flows discounted at an interest rate that the Company considered to be appropriate for a loan that would currently be offered to a company with comparable credit risk. During the second quarter of 1997, the note was sold to an unrelated third party for its approximate carrying value.

     As previously discussed, the Company owned 32.5% of Linens 'n Things, Inc. at December 31, 1996. The fair market value of this investment was approximately $123 million based on quoted market prices at December 31, 1996. In June 1997, the Company sold its remaining investment in Linens 'n Things. Inc. for total proceeds of approximately $147.4 million, which resulted in a pre-tax gain of approximately $65 million. This gain will be reflected in discontinued operations in 1997. In conjunction with recording this gain, the

                                CVS CORPORATION

Company recorded a pre-tax charge of approximately $35 million in discontinued operations to finalize certain liabilities accrued for in the 1996 Charge.

     During 1996, the Company completed the sale of the TJX preferred stock for total proceeds of approximately $296.4 million. The sale of these securities resulted in a pre-tax gain of $121.4 million.

     Except for the investment in Linens 'n Things, Inc., the above assets are classified as available-for-sale securities and are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are reported as a separate component of shareholders' equity until realized.

7.  ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31:

                                                                  1996       1995
                                                                 ------     ------
                                                                   (IN MILLIONS)
            Trade..............................................  $304.3     $289.8
            Federal income taxes...............................      --       22.4
            Other..............................................    82.4      193.0
                                                                 ------     ------
                                                                  386.7      505.2
            Less allowance for doubtful accounts...............   (36.0)     (58.6)
                                                                 ------     ------
                                                                 $350.7     $446.6
                                                                 ======     ======

8.  OTHER CURRENT ASSETS

     Other current assets consisted of the following at December 31:

                                                                  1996       1995
                                                                 ------     ------
                                                                   (IN MILLIONS)
            Deferred income taxes..............................  $154.7     $228.2
            Other..............................................    42.1       79.0
                                                                 ------     ------
                                                                 $196.8     $307.2
                                                                 ======     ======

9.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following at December 31:

                                                                1996         1995
                                                              --------     --------
                                                                  (IN MILLIONS)
            Land............................................  $   72.2     $   73.6
            Buildings and improvements......................     226.9        302.8
            Fixtures and equipment..........................     787.5      1,167.8
            Leasehold improvements..........................     456.7        667.5
            Capital leases..................................       3.3         13.5
                                                              --------     --------
                                                               1,546.6      2,225.2
            Accumulated depreciation and amortization.......    (522.1)      (737.2)
                                                              --------     --------
                                                              $1,024.5     $1,488.0
                                                              ========     ========

                                CVS CORPORATION

10.  ACCRUED EXPENSES

     Accrued expenses consisted of the following at December 31:

                                                                1996         1995
                                                              --------     --------
                                                                  (IN MILLIONS)
            Restructuring reserves..........................  $  245.9     $  339.8
            Taxes other than Federal income taxes...........     109.9        163.8
            Salaries and wages..............................     131.8        170.8
            Rent............................................     124.9        156.7
            Other...........................................     394.6        536.4
                                                              --------     --------
                                                              $1,007.1     $1,367.5
                                                              ========     ========

11.  SHORT-TERM BORROWING ARRANGEMENTS

     Following is a summary of short-term borrowings outstanding at December 31:

                                                                1996        1995
                                                               ------     --------
                                                                  (IN MILLIONS)
            Commercial paper.................................  $   --     $   52.0
            Weighted average interest rate...................      --          5.9%
                                                               ------     --------
            Lines of credit available........................  $320.0     $1,148.0
            Letters of credit outstanding....................  $ 34.0     $  354.2
                                                               ======     ========

     The Company primarily uses commercial paper to finance its seasonal inventory requirements and capital expenditures. At December 31, 1996, the Company's commercial paper program was supported by a $320 million, five year unsecured revolving credit facility (the "$320 Million Facility").

     In connection with the Merger, the Company replaced the $320 Million Facility with a $670 million, five year unsecured revolving credit facility and obtained a $330 million, 364 day unsecured revolving line of credit due May 29, 1998. The Company can also obtain short-term financing through the issuance of bank loan participation notes.

     There were no short-term borrowings outstanding at December 31, 1996. The Company was not obligated under any formal or informal compensating balance agreements with regards to the short-term borrowings.

                                CVS CORPORATION

12.  LONG-TERM DEBT

     Long-term debt consisted of the following at December 31:

                                                                            1996         1995
                                                                          --------     --------
                                                                              (IN MILLIONS)
CVS debt:
  Guaranteed ESOP note, 8.52%, payable in various installments through
     2008(1)............................................................  $  309.4     $  323.0
  Other.................................................................      12.2         19.0
Revco debt:
  Bank facility maturing on July 27, 2000, with an average interest rate
     of 6.03% at December 31, 1996......................................     585.4        415.0
  9.125% Senior Notes due January 2000..................................     140.0        140.0
  10.125% Senior Notes due June 2002....................................     144.9        144.9
  Other.................................................................      10.3           --
                                                                          --------     --------
                                                                           1,202.2      1,041.9
Less current installments...............................................     (17.9)       (14.3)
                                                                          --------     --------
                                                                          $1,184.3     $1,027.6
                                                                          ========     ========

---------------
(1) See Note 20 for further information about the Company's ESOP Plan.

BANK FACILITY

     In July 1995, the Company completed a modification to various credit agreements that allowed the Company to consolidate and replace various term loan and revolving credit facilities with a single amortizing credit facility maturing on July 27, 2000 (the "Bank Facility"). The Bank Facility was an unsecured obligation of the Company that provided for a total credit commitment of $650 million, reducing to $600 million in July 1998, and $525 million in July 1999.

     The Bank Facility included certain financial requirements, as well as other customary covenants, representations and warranties, funding conditions and events of default. At December 31, 1996, the Company was in compliance with all such covenants.

     The Company has also entered into interest rate cap agreements to hedge its interest rate exposure on a portion of the Bank Facility. The interest rate caps establish a maximum interest rate payable when the variable rate exceeds certain rates. At December 31, 1996, the total notional principal amount of interest rate cap agreements was $36.6 million, having capped LIBOR rates of 6.25%, terminating July 1997 through July 2000.

9.125% SENIOR NOTES

     The 9.125% Senior Notes are unsecured obligations of the Company due in January 2000. The notes carry a fixed interest rate and are traded over-the-counter. At December 31, 1996, the bid price for the notes was $104.88. Accordingly, the fair value of the notes was $146.8 million at December 31, 1996 versus their carrying value of $140.0 million.

10.125% SENIOR NOTES

     The 10.125% Senior Notes were unsecured obligations of the Company due in June 2002. The notes carried a fixed interest rate and were traded over-the-counter. At December 31, 1996, the bid price for the notes was $106.43. Accordingly, the fair value of the notes was $154.3 million at December 31, 1996 versus their carrying value of $144.9 million.

                                CVS CORPORATION

AGGREGATE MATURITIES

     At December 31, 1996, the aggregate long-term debt maturing during each of the next five years was as follows: $17.9 million in 1997, $21.5 million in 1998, $76.5 million in 1999, $681.5 million in 2000, $20.8 million in 2001 and
$384.0 million in 2002 and thereafter.

RETIREMENT OF REVCO DEBT FOLLOWING THE MERGER

     On May 30, 1997, the Company repaid $600 million of bank debt outstanding under its Bank Facility which was subsequently terminated (the "Bank Facility Repayment"). On June 30, 1997, the Company redeemed $144.9 million aggregate principal amount of its 10.125% Senior Notes (the "Debt Redemption") at 105% of the principal amount thereof plus accrued interest. In addition, on June 25, 1997, the Company commenced an offer (the "Debt Tender Offer") to purchase for cash $140.0 million aggregate principal amount of its 9.125% Senior Notes. The Debt Tender Offer expired on July 2, 1997 and $118.8 million aggregate principal amount of the 9.125% Senior Notes were repurchased at an average price of 104.72% principal amount plus accrued interest. The Company expects to redeem the remaining 9.125% Senior Notes outstanding on January 15, 1998, the first redemption date, at 103% of principal plus accrued interest. The Bank Facility Repayment, Debt Redemption and Debt Tender Offer were financed with cash on hand and borrowings through the Company's commercial paper program.

     Following is a summary of net interest expense for the years ended December 31:

                                                             1996       1995      1994
                                                             -----     ------     -----
                                                                   (IN MILLIONS)
        Interest expense(1)................................  $83.2     $114.9     $89.3
        Less interest income and capitalized interest......   (7.5)       (.4)     (3.4)
                                                             -----     ------     ------
        Net interest expense...............................  $75.7     $114.5     $85.9
                                                             =====     ======     ======

---------------
(1) In accordance with the provisions of Statement of Position 76-3, "Accounting Practices for Certain Employee Stock Ownership Plans" and allowable under the transition provisions of Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," interest expense excludes interest related to the guaranteed ESOP note, but includes interest recognized in connection with the Company's contribution to the ESOP Plan.

13.  LEASES

     The Company and its subsidiaries lease retail stores, warehouse facilities and office facilities over periods generally ranging from 5 to 20 years and generally has options to renew such terms over periods ranging from 5 to 15 years.

                                CVS CORPORATION

     Following is a summary of the future minimum lease payments under capital leases, rental payments required under operating leases, and future minimum sublease rentals, excluding lease obligations for closed stores, at December 31, 1996:

                                                                    CAPITAL     OPERATING
                                                                    LEASES       LEASES
                                                                    -------     --------
                                                                       (IN MILLIONS)
        1997......................................................   $  .6      $  359.1
        1998......................................................      .6         339.4
        1999......................................................      .6         311.0
        2000......................................................      .4         284.5
        2001......................................................      .4         253.3
        Thereafter................................................     1.6       1,548.6
                                                                    ------      --------
                                                                        --
                                                                     $ 4.2      $3,095.9
        Less amount representing interest.........................    (2.1)
                                                                    ------      --------
                                                                        --
        Present value of minimum lease payments...................   $ 2.1
                                                                    ========    ========
        Total future minimum sublease rentals.....................   $  --      $   30.8
                                                                    ========    ========

     Following is a summary of net rental expense for operating leases relating to continuing operations for the years ended December 31:

                                                            1996       1995       1994
                                                           ------     ------     ------
                                                                  (IN MILLIONS)
        Minimum rentals..................................  $316.4     $299.4     $266.5
        Contingent rentals based on sales................    71.7       61.3       52.3
                                                           ------     ------     ------
                                                            388.1      360.7      318.8
        Less sublease rentals............................   (10.1)      (7.7)      (7.7)
                                                           ------     ------     ------
                                                           $378.0     $353.0     $311.1
                                                           ======     ======     ======

14.  CONTINGENCIES

     In connection with certain dispositions completed between 1991 and 1996, the Company continues to guarantee lease obligations for approximately 2,600 former stores. The Company is indemnified for these obligations by the respective purchasers. Assuming that each respective purchaser became insolvent, an event which the Company believes to be highly unlikely, management estimates that it could settle these obligations for approximately $1.3 billion at December 31, 1996. In the opinion of management, the ultimate disposition of these guarantees will not have a material adverse effect on the Company's consolidated financial condition, results of operations or future cash flows.

     The Company is also a defendant in various lawsuits arising in the ordinary course of business. In the opinion of management and the Company's outside counsel, the ultimate disposition of these lawsuits, exclusive of potential insurance recoveries, will not have a material adverse effect on the Company's consolidated financial condition, results of operations or future cash flows.

15.  STOCK INCENTIVE PLANS

     As discussed in Note 2, the Company applies APB Opinion No. 25 and related interpretations to account for its stock incentive plans. Pro forma disclosures as if the Company adopted the cost recognition requirements of SFAS No. 123 are presented below.

                                CVS CORPORATION

     At December 31, 1996, the Company had stock incentive plans described below that include the pre-merger plans of Revco. Effective with the Merger, and in accordance with the terms of the Revco stock incentive plans, each outstanding option to purchase Revco common stock was exchanged for .8842 options to purchase CVS common stock.

1990 OMNIBUS STOCK INCENTIVE PLAN

     The Company's 1990 Omnibus Stock Incentive Plan (the "Omnibus Plan"), as amended, provides for the granting of up to 9,238,942 shares of common stock to key employees in the form of options, restricted stock and other stock-based awards. In 1996, the maximum number of shares available for grant was adjusted for the effect of the Footstar Distribution. The Omnibus Plan replaced the Company's 1973 and 1987 Stock Option Plans and the 1980 Restricted Stock Plan (collectively, the "Previous Employee Plans").

     Stock options granted under the Omnibus Plan are awarded at fair market value on the date of grant. The right to exercise these options generally commences between one and three years from the date of the grant and expires ten years after the date of the grant, provided that the option holder continues to be employed by the Company (except the Revco options, which became excercisable as a result of the Merger).

THE 1996 DIRECTORS STOCK PLAN

     The 1996 Directors Stock Plan (the "1996 Directors Plan"), provides for the granting of up to 173,230 shares of common stock to the Company's non-employee directors (the "Eligible Directors"). In 1996, the maximum number of shares available for grant was adjusted for the effect of the Footstar Distribution. Eligible Directors (i) are entitled to receive an annual grant of 347 shares of common stock, (ii) are paid one-half of their annual retainer fee in shares of common stock and (iii) may elect to receive common stock as compensation for certain other services rendered. In addition, Eligible Directors may elect to defer compensation payable in common stock until their service as a director concludes. In this case, Eligible Directors are entitled to receive dividend equivalent credits on their deferred shares. The 1996 Directors Plan replaced the Company's 1989 Directors Stock Option Plan (the "Previous Directors Plan").

     In connection with the termination of certain retirement benefits, the 1996 Directors Plan provided each Eligible Director the option to receive the actuarial present value of these benefits in the form of a common stock grant in lieu of receiving the previously accrued benefit in pension payments upon retirement. All Eligible Directors elected to receive the common stock grant and to defer the grant until their service as a director concludes. The impact of this grant was not material to the Company's results of operations.

THE 1992 REVCO LONG-TERM INCENTIVE PLAN

     The 1992 Revco Long-Term Incentive Plan (the "Revco Incentive Plan") provided for the granting of stock awards to officers and other key employees of Revco. The stock awards consisted of non-qualified stock options, restricted stock awards and other performance awards. A maximum of 6,520,000 shares of common stock were reserved for issuance under this plan.

THE 1992 REVCO NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

     The 1992 Revco Long-Term Incentive Plan (the "Revco Directors Plan") provided for the granting of non-qualified stock options to certain non-employee directors of Revco. A maximum of 270,000 shares of common stock were reserved for issuance under this plan.

     Non-qualified stock options granted under the Revco Incentive Plan and the Revco Directors Plan provided the option to purchase common stock over a 10-year period, at a price not less than the fair market value on the date of grant. On each anniversary of the date of grant, the exercise price for each non-vested option increased by an amount equal to 5% of the option price then in effect.

                                CVS CORPORATION

     Following is a summary of the activity in the various stock incentive plans discussed above:

                                     1996                          1995                          1994
                          ---------------------------   ---------------------------   --------------------------
                                         WEIGHTED-                     WEIGHTED-                    WEIGHTED-
                                          AVERAGE                       AVERAGE                      AVERAGE
                            SHARES     EXERCISE PRICE   SHARES(1)    EXERCISE PRICE   SHARES(1)   EXERCISE PRICE
                          ----------   --------------   ----------   --------------   ---------   --------------
Outstanding at beginning
  of year...............  10,669,028       $29.84        7,238,636       $28.23       6,014,378       $31.82
Granted.................   2,773,180        29.33        3,735,552        31.40       1,589,120        26.10
Exercised...............  (1,514,061)       24.15         (188,876)       14.92        (234,123)       21.95
Canceled................  (2,416,021)       36.32         (116,284)       21.04        (118,409)       23.61
                          ----------       ------       ----------       ------       ---------       ------
Outstanding at end of
  year..................   9,512,126       $29.10       10,669,028       $29.84       7,250,966       $32.49
                          ----------       ======       ==========       ======       =========       ======
Options exercisable at
  year-end..............   4,759,432
                          ==========

---------------
(1) The shares outstanding at the end of 1994 do not equal the shares outstanding at the beginning of 1995 due to the effect of the CVS and Revco years combined. See Note 1.

     Following is a summary of fixed stock options outstanding at December 31, 1996:

                          OPTIONS OUTSTANDING
------------------------------------------------------------------------
                                   WEIGHTED-AVERAGE
                                      REMAINING                                    OPTIONS EXERCISABLE
                                       YEARS OF                              --------------------------------
    RANGE OF          NUMBER         CONTRACTUAL        WEIGHTED-AVERAGE       NUMBER        WEIGHTED-AVERAGE
 EXERCISE PRICES     OUTSTANDING         LIFE            EXERCISE PRICE      EXERCISABLE      EXERCISE PRICE
-----------------    ---------     ----------------     ----------------     -----------     ----------------
$9.90 to $13.21..    1,028,678           5.60                $11.30              765,806          $11.11
14.10 to  22.56..    1,084,504           7.20                 21.62              498,194           21.17
23.14 to  35.72..    5,923,615           8.08                 30.68            2,020,104           31.80
36.85 to  39.72..      786,632           5.76                 39.14              786,632           39.14
40.05 to  47.71..      688,697           4.71                 42.85              688,697           42.85
                     ----------          ----                ------            ---------          ------
$9.90 to $47.71..    9,512,126           7.28                $29.14            4,759,433          $30.17
                     =========           ====                ======            =========          ======

     The number of shares and the weighted-average exercise prices included in the above tables have been restated to reflect the effect of the Footstar Distribution.

     At December 31, 1996, approximately 2.8 million of the 9.5 million stock options outstanding were held by employees of divisions sold or to be sold, by employees terminated under the Company's strategic restructuring program or by employees that will be terminated as a result of the Merger. These individuals may exercise their options for a 90 day period following termination.

     The Omnibus Plan also permits the granting of performance share awards, representing rights to receive common stock grants based upon certain performance criteria over a three-year performance period, and performance based restricted share awards, representing rights to receive common stock grants based upon certain performance criteria over a one-year performance period. Compensation expense related to grants under these provisions is based on the current market price of the Company's common stock and the extent to which the performance criteria is being met.

                                CVS CORPORATION

     Following is a summary of performance shares and performance based restricted shares for the years ended December 31:

                                                            1996       1995       1994
                                                           -------    -------    -------
                                                               (DOLLARS IN MILLIONS)
        Units awarded....................................       --     32,297     77,376
        Fair market value of units awarded...............       --       $1.2       $2.9
        Shares granted related to units previously
          awarded........................................   35,380     60,807     42,051
        Fair market value of shares granted..............     $1.3       $2.2       $1.6

     The weighted-average grant date fair value of performance shares and performance based restricted shares granted in 1996, 1995 and 1994 was $37.01, $35.79 and $37.19, respectively.

     Restricted stock awards are currently granted under the Omnibus Plan only in connection with the hiring or retention of key executives and are subject to certain conditions. Restrictions are lifted generally three or four years after the date of grant, provided that the executive continues to be employed by the Company.

     Following is a summary of restricted stock awards for the years ended December 31:

                                                          1996        1995        1994
                                                         -------     -------     ------
                                                             (DOLLARS IN MILLIONS)
        Shares granted.................................  254,656     112,773     55,050
        Fair market value of shares granted............     $8.3        $4.1       $1.9
        Shares canceled................................   63,543      11,452      1,535

     The weighted-average grant date fair value of restricted stock granted in 1996, 1995 and 1994 was $34.93, $32.54 and $34.97, respectively.

     At December 31, 1996, there were 3,072,183 shares available for grant under the Omnibus Plan and 150,078 shares available for grant under the 1996 Directors Plan.

     Compensation cost recognized in net earnings under the Company's stock-based compensation plans amounted to $3.9 million in 1996, $3.3 million in 1995 and $1.4 million in 1994. Had compensation cost for the Company's 1996 and 1995 grants under its stock-based compensation plans been determined consistent with SFAS No. 123, the Company's net earnings and net earnings per common share for 1996 and 1995 would approximate the pro forma amounts shown below:

                                                                     1996       1995
                                                                    ------     -------
                                                                      (IN MILLIONS,
                                                                          EXCEPT
                                                                    PER SHARE AMOUNTS)
        Net earnings (loss):
          As reported.............................................  $176.6     $(572.8)
          Pro forma...............................................   169.5      (577.9)
        Net earnings (loss) per common share:
          As reported.............................................  $  .98     $ (3.59)
          Pro forma...............................................     .93       (3.62)

     The weighted-average grant date fair value of options granted during 1996 and 1995 was $10.94 and $8.14 per option, respectively. The fair value of each CVS option grant was estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions for 1996 and 1995: a dividend yield of 1.07%; an expected volatility of 20.51%, a risk free interest rate of 7.0% and an expected life of 5.0 years and 4.1 years, respectively. The fair value of each Revco option grant was also estimated using the Black-Scholes Option Pricing Model with the following weighted average assumptions for 1996 and 1995: a dividend yield of 0%; an expected volatility of 36%, a risk free interest rate of 5.5% and an expected life of 7.0 years.

                                CVS CORPORATION

     The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No.123 does not apply to awards prior to 1995.

16.  CAPITAL STRUCTURE

     On November 20, 1996, the Company changed its state of incorporation from New York to Delaware. The Certificate of Incorporation provides for the authorization of 350,120,619 shares of capital stock of which 300,000,000 shares are common stock, $.01 par value per share, 120,619 are cumulative preferred stock, $.01 par value per share and 50,000,000 shares are preference stock, $1.00 par value per share.

     In connection with managing the Company's stock incentive plans, 842,900 shares of common stock were reacquired in 1995 at a cost of $26.3 million. No shares were reacquired in 1996.

17.  REDEEMABLE PREFERRED STOCK

     At December 31, 1995, 17,269 shares of cumulative preferred stock, Series B, $4.00 dividend, redeemable at $100 plus accrued dividends were issued and outstanding. During 1996, the Company redeemed these shares at a cost of $1.3 million plus accrued dividends.

18.  RETIREMENT INCOME PLANS

     The Company has a non-contributory defined benefit pension plan (the "Retirement Income Plan"). This plan covers certain full-time employees of Revco who are 20 1/2 years of age with six months of service and who are not covered by collective bargaining agreements. Benefits paid to retirees are based upon age at retirement, years of credited service and average compensation during the final five years of employment. It is the policy of the Company to fund its plan at amounts required by the applicable regulations. The Company made cash contributions of $2.3 million, $2.6 million and $7.8 million in 1996, 1995 and 1994.

     Following is a summary of the components of net periodic pension cost:

                                                            1996       1995       1994
                                                           ------     ------     ------
                                                                  (IN MILLIONS)
        Service cost-benefits............................  $  7.9     $  7.3     $  7.1
        Interest cost....................................    14.3       11.9       10.3
        Return on plan assets............................   (18.2)     (18.6)     (10.8)
        Net amortization and deferral....................     5.5        5.1        (.1)
                                                           ------     ------     ------
        Net periodic pension cost........................  $  9.5     $  5.7     $  6.5
                                                           ======     ======     ======

     The following table sets forth the plan's funded status and amounts recognized in the Company's balance sheet:

                                                                      1996       1995
                                                                     ------     ------
                                                                       (IN MILLIONS)
        Accumulated benefit obligations, including vested benefits
          of $169.5 and $151.1, respectively.......................  $177.8     $159.6
                                                                     ======     ======
        Projected benefit obligation...............................  $202.6     $179.3
        Plan assets at fair value..................................   172.8      150.8
                                                                     ======     ======
        Projected benefit obligation in excess of plan assets......    29.8       28.5
        Unrecognized net loss......................................    (9.3)     (13.5)
        Unrecognized prior service cost............................    (2.9)      (3.1)
                                                                     ------     ------
        Accrued pension cost.......................................  $ 17.6     $ 11.9
                                                                     ======     ======

                                CVS CORPORATION

     Following is a summary of the assumptions used to measure the actuarial present value of the projected benefit obligation

                                                                       1996       1995
                                                                       ----       ----
        Assumed discount rate........................................  7.75%      7.75%
        Assumed rate of compensation increase........................  4.50%      4.50%
        Assumed rate of return on plan assets........................  9.00%      9.00%
                                                                       ====       ====

     Plan assets primarily consist of mutual funds, with the balance invested in money market funds, common stock and insurance contracts.

     In addition to the above mentioned plans, and pursuant to various labor agreements, the Company is required to make contributions to various union-administered pension plans which aggregated $1.2 million, $1.2 million, and $1.3 million in 1996, 1995 and 1994, respectively. The Company may be liable for its share of the plans' unfunded liabilities if the plans are terminated.

19.  POSTRETIREMENT BENEFITS

     The Company provides postretirement health benefits for retirees who meet certain eligibility requirements.

     The weighted average discount rate used to determine the accumulated postretirement benefit obligation (the "APBO") was 7.5% and 6.9% at December 31, 1996 and 1995, respectively.

     Following is a summary of the accrued postretirement benefit cost at December 31:

                                                                        1996     1995
                                                                        ----     -----
                                                                        (IN MILLIONS)
        Retirees......................................................  $3.8     $16.6
        Fully eligible active plan participants.......................    .1       1.4
        Other active plan participants................................    .1      10.8
                                                                        ----     -----
        APBO..........................................................   4.0      28.8
        Unrecognized prior service gain...............................   1.2      13.1
        Unrecognized net gain.........................................   1.7       8.0
                                                                        ----     -----
        Accrued postretirement benefit cost...........................  $6.9     $49.9
                                                                        ====     =====

     In 1992, the Company amended these plans to terminate certain benefits. The amendment resulted in a prior service gain of $16.7 million. The prior service gain is being amortized over 13 years. The decrease in the accrued postretirement benefit cost from December 31, 1995 to December 31, 1996 is primarily due to the Footstar Distribution.

     Following is a summary of the net periodic cost recorded for the years ended December 31:

                                                                 1996     1995     1994
                                                                 ----     ----     ----
                                                                     (IN MILLIONS)
        Interest expense.......................................  $1.6     $2.0     $2.0
        Service cost(1)........................................   (.7)     (.9)     (.5)
                                                                 ----     ----     ----
                                                                 $ .9     $1.1     $1.5
                                                                 ====     ====     ====

---------------
(1) Net of prior service gain amortization.

                                CVS CORPORATION

     Primary assumptions used in determining costs and benefits obligations of the principal retiree benefit plans are shown below:

                                                                1996     1995     1994
                                                                ----     ----     ----
        Discount rates........................................   7.5%     6.9%     8.7%
        Health care cost trend rates:
          Initial.............................................   9.3%    10.0%    11.0%
          Ultimate............................................   5.0%     5.0%     6.0%
        Years in which ultimate trend rate achieved...........  2005     2005     2010

     A one percent increase in the healthcare cost trend would increase the APBO by $.3 million at December 31, 1996 and the annual expense for 1996 by $.03 million.

20.  EMPLOYEE STOCK OWNERSHIP PLAN

     The Company sponsors a defined contribution plan for full-time employees which includes its Employee Stock Ownership Plan (the "ESOP").

     In 1989, the ESOP Trust borrowed $357.5 million through a 20-year loan that is guaranteed by the Company. The proceeds from the loan were used to purchase 6,688,494 shares of ESOP convertible preference stock from the Company. The original liquidation value of the ESOP convertible preference stock ($53.45) is guaranteed by the Company. Each share of ESOP convertible preference stock is convertible into 1.157 shares of common stock. The total number of new shares to be allocated each year is calculated by multiplying (i) the ratio of each year's debt service payment to total current and future debt service payments by (ii) the number of unallocated shares of ESOP preference stock in the plan. At December 31, 1996, 5.6 million shares were outstanding, of which, .8 million shares were allocated to participants, .4 million shares were committed to be released and the remaining 4.0 million shares were held in the ESOP Trust for future allocations. At December 31, 1996, the fair value of the allocated shares was approximately $64 million. The Company is required to repurchase at the original liquidation value, for cash or common stock at the Company's option, the ESOP convertible preference stock allocated to participants upon distribution to the participant. Dividends are cumulative at the stated rate or the common rate if higher.

     Following is a summary of the ESOP for the years ended December 31:

                                                              1996      1995      1994
                                                              -----     -----     -----
                                                                    (IN MILLIONS)
        Dividends paid......................................  $21.8     $49.2     $  --
        Dividends accrued...................................     --        --      24.9
        Annual dividends....................................   21.8      24.3      24.9
        Tax benefit of annual dividends.....................    8.8       9.8      10.0
        Cash contributions..................................   19.3      14.2      11.1
        Interest costs incurred by the ESOP Trust...........   27.5      28.4      29.0
        Compensation expense recognized(1)..................    3.4       6.2       5.9
        Interest expense recognized(1)......................   12.0       6.4       5.3
                                                              =====     =====     =====

---------------
(1) Amounts include discontinued operations.

     The Company's contribution to the ESOP, plus the dividends paid on the ESOP convertible preference stock held by the ESOP Trust, are used to repay the loan principal and interest. The Company has reflected the guaranteed ESOP obligation as long-term debt on the consolidated balance sheets. The ESOP obligation is collateralized by the unallocated shares of ESOP convertible preference stock. A corresponding amount of "Guaranteed ESOP obligation" is recorded as a reduction of shareholders' equity. The ESOP convertible

                                CVS CORPORATION
preference stock is not considered when computing primary earnings per share, but is considered when computing fully diluted earnings per share. In connection with the Company's strategic restructuring program, approximately 300,000 shares of ESOP convertible preference stock will be converted to common stock in 1997. Based on the market price of the Company's common stock at December 31, 1996, these conversions will result in an expense of $3.5 million. This expense was provided for in the 1995 restructuring charge.

21.  401(K) PLANS

     The Company has certain 401(k) plans available to full-time employees who meet the plan's eligibility requirements.

     The 401(k) Profit Sharing Plan, which is also a defined contribution plan, contains a profit sharing component that makes tax deferred contributions to each employee based on certain performance criteria. The plan permits employees to make contributions up to the maximum limits allowed by Internal Revenue Code
Section 401(k). Under the 401(k) component, the Company matches a portion of the employees' contribution under a predetermined formula based on the employees contribution level and years of vesting service.

     The 401(k) Savings Plan is funded by voluntary employee contributions and by the Company contributions equal to a certain percentage of employee contributions. Employees' interests in Company contributions vest over five years.

     Following is a summary of the total cost of the plans:

                                                              1996      1995      1994
                                                              -----     -----     -----
                                                                    (IN MILLIONS)
        401(k) Profit Sharing Plan..........................  $22.4     $21.7     $18.0
        401(k) Savings Plan.................................    3.1       2.7       1.3
                                                              -----     -----     -----
                                                              $25.5     $24.4     $19.3
                                                              =====     =====     =====

22.  EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1993 Employee Stock Purchase Plan (the "Revco Stock Purchase Plan") enabled employees of Revco to subscribe to shares of common stock on offering dates generally coinciding with the Company's fiscal year, at a purchase price equal to the lessor of 85% of the fair market value of the common stock on the first or last day of the offering period. During fiscal year 1996, the Company's shareholders approved an increase in the maximum number of shares of common stock reserved for issuance under the Revco Stock Purchase Plan from
1.2 million to 2.7 million. At December 31, 1996, 1,763,293 shares remained available for issuance.

23.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                                CVS CORPORATION

     The Company's income tax (provision) benefit for continuing operations for the years ended December 31 consisted of the following:

                                                                 FEDERAL     STATE       TOTAL
                                                                 -------     ------     -------
                                                                         (IN MILLIONS)
1996:
  Current......................................................  $(179.3)    $(52.3)    $(231.6)
  Deferred.....................................................    (16.9)      (2.8)      (19.7)
                                                                 -------     ------     -------
                                                                 $(196.2)    $(55.1)    $(251.3)
                                                                 =======     ======     =======
1995:
  Current......................................................  $(130.7)    $(14.2)    $(144.9)
  Deferred.....................................................     84.6        1.9        86.5
                                                                 -------     ------     -------
                                                                 $ (46.1)    $(12.3)    $ (58.4)
                                                                 =======     ======     =======
1994:
  Current......................................................  $ (54.1)    $(15.7)    $ (69.8)
  Deferred.....................................................    (45.9)     (13.4)      (59.3)
                                                                 -------     ------     -------
                                                                 $(100.0)    $(29.1)    $(129.1)
                                                                 =======     ======     =======

     Following is a reconciliation of the Company's effective tax rate to the U.S. statutory income tax rates for the years ended December 31:

                                                                  1996        1995       1994
                                                                 -------     ------     -------
Percent of pre-tax income......................................     42.4%      50.3%       44.4%
State income taxes, net of Federal tax benefit.................     (5.7)      (6.6)       (6.4)
Goodwill and other.............................................     (1.7)      (8.7)       (3.0)
                                                                    ----       ----        ----
Statutory income tax rate......................................     35.0%      35.0%       35.0%
                                                                    ====       ====        ====

     Following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31:

                                                                  1996        1995
                                                                 -------     ------
                                                                   (IN MILLIONS)
          Deferred tax assets:
            Property and equipment.............................  $  82.0     $115.4
            Employee benefits..................................     81.6      107.2
            Other assets.......................................     70.9       78.2
                                                                 -------     ------
          Total deferred tax assets............................    234.5      300.8
                                                                 -------     ------
          Deferred tax liabilities:
            Inventories........................................    (79.2)     (65.8)
            Other liabilities..................................    (23.1)     (11.4)
                                                                 -------     ------
          Total deferred tax liability.........................   (102.3)     (77.2)
                                                                 -------     ------
          Net deferred tax assets..............................  $ 132.2     $223.6
                                                                 =======     ======

     Based on historical pre-tax earnings, the Company believes it is more likely than not that the deferred tax assets will be realized.

     As of May 31, 1996 (the date of the latest filed tax returns for Revco), the Company had federal net operating loss carryforwards of approximately $234 million expiring in the years 2003 through 2009.

                                CVS CORPORATION

     Substantially all of Revco's NOLs are attributable to the time period prior to Revco's emergence from Chapter 11. As previously discussed in Note 2, under Fresh Start Reporting, the benefits realized from these NOLs should reduce Reorganization Goodwill. Accordingly, the tax benefit of such NOLs utilized during the three years ended December 31, 1996 (approximately $15.3 million, $18.8 million and $17.0 million for 1996, 1995 and 1994, respectively), have not been included in the computation of the Company's income tax provision, but instead have been reflected as reductions of Reorganization Goodwill. When realized, the tax benefit of the remaining NOL carryforward at May 31, 1996, will also reduce Goodwill.

     As discussed in Note 3, the Company completed the Footstar Distribution on October 12, 1996. The Company believes that the Footstar Distribution should be tax-free to the Company and its shareholders, based on a legal opinion provided by outside counsel. However, since opinions of counsel are not binding on the Internal Revenue Service or the courts, it could ultimately be determined that the Footstar Distribution does not qualify as a tax-free distribution. If such occurred, the Company would be required to recognize a capital gain for tax purposes equal to the difference between the fair market value of the shares of Footstar stock distributed and the Company's basis in such shares. The Company, however, believes the likelihood of the Footstar Distribution not qualifying as a tax-free distribution to be remote.

24.  SUPPLEMENTAL CASH FLOW INFORMATION

     During the years ended December 31, the Company had the following non-cash financing activities:

                                                            1996       1995       1994
                                                           ------     ------     ------
                                                                  (IN MILLIONS)
        Fair value of assets acquired....................  $423.2     $  4.8     $674.4
        Cash paid........................................   373.9        4.8      338.7
                                                           ------     ------     ------
        Liabilities assumed..............................  $ 49.3     $   --     $335.5
                                                           ------     ------     ------
        Stock or notes received for divisions sold.......  $172.4     $175.0     $   --
                                                           ======     ======     ======

     Cash payments for income taxes and interest for the years ended December 31 were as follows:

                                                          1996       1995        1994
                                                          -----     -------     -------
                                                                  (IN MILLIONS)
        Income tax refund (payment).....................  $49.2     $(116.4)    $(113.0)
        Interest, net of amounts capitalized............  $78.0     $  62.5     $  86.7
                                                          =====     =======     =======

25.  SUBSEQUENT EVENT

     In February 1997, the Company recorded a non-recurring charge of $31.0 million ($18.6 million after tax) for certain non-capitalizable costs associated with the restructuring of the Big B operations. The significant components of the charge included: $5.3 million for store, distribution and MIS conversion costs, $18.7 million for store closing costs, and $7.0 million for duplicate headquarters and administration costs. In accordance with EITF 94-3, this non-recurring charge includes accrued liabilities related to certain exit plans for identified stores and duplicate corporate facilities. The charge primarily includes costs related to the activities such as the cancellation of lease agreements and the write-down of unutilized fixed assets. These exit plans do not benefit the future activities of the retained stores or corporate facilities.

                                CVS CORPORATION

26.  SUMMARY OF QUARTERLY RESULTS

                                               1ST QUARTER     2ND QUARTER     3RD QUARTER     4TH QUARTER
                                               -----------     -----------     -----------     -----------
                                                   (UNAUDITED; IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Net sales:
  1996.....................................     $ 2,558.2       $ 2,674.7       $ 2,638.1       $ 3,073.8
  1995.....................................       2,315.7         2,399.6         2,349.5         2,698.6
                                                 --------        --------        --------        --------
Gross margin:
  1996.....................................         736.0           755.0           727.0           834.1
  1995.....................................         663.6           695.5           659.5           728.3
                                                 --------        --------        --------        --------
Earnings (loss) from continuing operations
  before extraordinary item:
  1996.....................................          72.3           114.2            60.8            93.5
  1995.....................................          48.9            60.2            23.0           (74.3)
                                                 --------        --------        --------        --------
Net earnings (loss):
  1996.....................................          46.0           (39.3)           79.6            90.3
  1995.....................................          (5.5)           57.6             5.0          (629.9)
                                                 --------        --------        --------        --------
Earnings (loss) per common share from
  continuing operations before
  extraordinary item:
  1996.....................................     $     .42       $     .67       $     .34       $     .55
  1995.....................................           .27             .34             .11            (.47)
                                                 --------        --------        --------        --------
Net earnings (loss) per common share:
  1996.....................................     $     .26       $    (.26)      $     .46       $     .52
  1995.....................................          (.06)            .33             .01           (3.87)
                                                 ========        ========        ========        ========

27.  MARKET INFORMATION

     CVS Corporation's common stock is listed on the New York Stock Exchange. Its trading symbol is CVS. Information with respect to quarterly trading ranges (based on low/high sales prices), dividends paid per share and the number of record shareholders is summarized as follows:

                                   1ST QUARTER            2ND QUARTER        3RD QUARTER
                                   -----------            -----------        -----------
                                                          (UNAUDITED)
Market price per share(1):
  1996........................ $27(1/4) - $36(3/8)   $35(1/4) - $44(1/2)   $36(5/8) - $46
  1995........................  30(5/8) -  37(1/2     33(5/8) -  39(7/8)    32(3/4) -  37(1/4)
                                -----------------     -----------------     ----------------
Dividends paid per share:
  1996........................        $.11                  $.11                  $.11
  1995........................         .38                   .38                   .38
                                -----------------     - ---------------     ----------------

                                    4TH QUARTER          YEAR
                                 ------------------   -----------------
Market price per share(1):
  1996........................  $36(3/8) - $44(3/4)   $27(2)   - $46
  1995........................   28(5/8) -  37(1/8)    28(5/8) - 39(7/8)
                                 -----------------    -----------------
Dividends paid per share:
  1996........................             $.11          $      .44
  1995........................              .38                1.52
                                 -----------------    -----------------
Number of common
  shareholders(2):
  1996........................                           5,700
  1995........................                           6,500
                                                      =================


---------------
(1) The stock prices shown in the table above are actual trading prices of CVS common stock and do not reflect any adjustment for the trading value of Footstar when it commenced trading on the New York Stock Exchange on October 16, 1996.

(2) The number of common shareholders has not been adjusted for the effect of the merger of CVS and Revco.

                                CVS CORPORATION

                          FIVE YEAR FINANCIAL SUMMARY

                                          1996          1995         1994         1993         1992
                                        ---------     --------     --------     --------     --------
                                               (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Results of operations(5):
  Net sales...........................  $10,944.8     $9,763.4     $8,762.0     $6,452.2     $5,874.2
  Operating profit(1)(3)..............      553.6        445.7        376.3        284.9        341.2
  Earnings (loss) from continuing
     operations before extraordinary
     item.............................      340.8         57.8        161.3        134.9         86.9
  Comparable earnings from continuing
     operations before extraordinary
     item(1)(2)(3)(4).................      275.5        184.7        161.3        134.9        121.5
Net earnings (loss)...................      176.6       (572.8)       375.7        374.8        154.6
  Net earnings (loss) available to
     common shareholders..............      162.1       (589.8)       358.7        118.1        106.3
  Dividends declared..................       68.6        184.3        185.4        184.9        180.3
                                        ---------     --------     --------     --------     --------
Per common share:
  Earnings (loss) from continuing
     operations before extraordinary
     item.............................  $    1.96     $    .25     $    .88     $    .79     $    .50
  Comparable earnings from continuing
     operations before extraordinary
     item(1)(2)(3)(4).................       1.57         1.02          .88          .79          .76
  Net earnings (loss).................        .98        (3.59)        2.20         2.36          .98
  Dividends...........................        .44         1.52         1.52         1.52         1.48
                                        ---------     --------     --------     --------     --------
Financial Position:
  Current assets......................  $ 3,528.9     $3,878.8     $3,739.5     $2,968.5     $2,981.3
  Total Assets........................    5,693.7      6,335.6      6,885.3      5,318.8      5,247.4
  Current liabilities.................    2,122.8      2,561.1      2,332.2      1,633.3      1,680.0
  Total long-term obligations and
     redeemable preferred stock.......    1,254.6      1,092.6        991.4        565.9        629.7
                                        ---------     --------     --------     --------     --------
Percentage of net sales:
  Operating profit(1)(2)..............        5.1%         4.6%         4.3%         4.4%         4.8%
  Comparable earnings from continuing
     operations before extraordinary
     item(1)(2)(3)(4).................        2.5          1.9          1.8          2.1          2.1
  Net earnings (loss).................        1.6         (5.9)         4.3          5.8          2.6
                                        =========     ========     ========     ========     ========

---------------
(1) For comparative purposes, operating profit for 1995 excludes the effect of $165.6 million of restructuring and asset impairment charges and $49.4 million of non-recurring operating charges. Operational profit for 1996 excludes the effect of the $12.8 million charge relating to the failed merger of Rite Aid Corporation and Revco.

(2) Comparable earnings from continuing operations before extraordinary item and comparable earnings per common share from continuing operations before extraordinary item excludes the after-tax effect of the charges discussed in Note (1) and (3).

(3) For comparative purposes, operating profit for 1992 excludes the effect of $59.4 million of restructuring charges. Comparable earnings from continuing operations before extraordinary item and comparable earnings per common share from continuing operations before extraordinary item for 1992 excludes the after-tax effect of this charge.

(4) For comparative purposes, comparable earnings from continuing operations before extraordinary item and comparable earnings per common share from continuing operations before extraordinary item excludes the after-tax effect of the $121.4 million gain on sale of securities.

(5) Prior to the Merger, Revco's fiscal year ended on the Saturday closest to May 31. In recording the business combination, Revco's consolidated financial statements have been restated to a year ended December 31, to conform with CVS' fiscal year-end. As permitted by the rules and regulations of the Securities and Exchange Commission, Revco's fiscal years ended June 3, 1995, May 28, 1994 and May 29, 1993 have been combined with CVS' fiscal years ended December 31, 1994, 1993 and 1992.